UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): April 21, 2003

_______________

ENTERPRISE PRODUCTS PARTNERS L.P.

(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	1-14323 (Commission File Number)	76-0568219 (I.R.S. Employer Identification No.)

2727 North Loop West, Houston, Texas (Address of Principal Executive Offices)	77008-1044 (Zip Code)

Registrant’s telephone number, including area code: (713) 880-6500

EXPLANATORY NOTE

     On April 21, 2003, Amendment No. 2 to Enterprise Products Partners L.P.’s (the “Company”) and Enterprise Products Operating L.P.’s Registration Statement on Form S-3 (Registration Nos. 333-102778 and 333-102778-01)(the “Registration Statement”) was declared effective by the Securities and Exchange Commission. Pursuant to Part II, Item 17 of Form S-3 and Item 512(a) of Regulation S-K, the registrant is generally required to file a post-effective amendment to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Since the Registration Statement is filed on Form S-3, Item 512(a) of Regulation S-K also provides that the Company is not required to file a post-effective amendment if the information described in the preceding sentence is set forth in periodic reports filed by the Company under Section 13 of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

     On December 15, 2003, the Company entered into a series of agreements with El Paso Corporation and GulfTerra Energy Partners, L.P. (“GulfTerra”) pursuant to which:

•	the Company purchased a 50% membership interest in GulfTerra’s general partner for $425 million;

•	the Company agreed to merge with GulfTerra; and

•	the Company agreed to purchase from El Paso Corporation approximately $150 million of midstream assets located in South Texas that are closely related to GulfTerra’s operations.

     For purposes of fulfilling the Company’s obligation under Part II, Item 17 of the Registration Statement, the Company is filing this Current Report with the Securities and Exchange Commission to incorporate by reference into the Registration Statement the information included under Item 5 of this Current Report.

     The information included under Item 5 of this Current Report reflects a series of excerpts from the Company’s prospectus supplement that is subject to completion dated April 26, 2004 (the “Prospectus Supplement”). The excerpts retain the pagination of the Prospectus Supplement to allow for accurate cross references to other sections of the Prospectus Supplement. The Prospectus Supplement relates to an underwritten offering by the Company of 12,500,000 of the Company’s common units. References in the following excerpts to “the offering” or “this offering” refer to such underwritten offering of common units.

2

Item 5. Other Events.

SUMMARY

      This summary highlights information from this prospectus supplement and the accompanying prospectus to help you understand the common units. It does not contain all of the information that is important to you. You should read carefully the entire prospectus supplement, the accompanying prospectus, the documents incorporated by reference and the other documents to which we refer for a more complete understanding of this offering. You should read “Risk Factors” beginning on page S-20 of this prospectus supplement and on page 2 of the accompanying prospectus for more information about important risks that you should consider before buying common units in this offering.

      The information presented in this prospectus supplement assumes that the underwriters do not exercise their over-allotment option. All references in this prospectus supplement and the accompanying prospectus to number of units, earnings per unit or unit price give effect to our two-for-one unit split on May 15, 2002. “Our,” “we,” “us” and “Enterprise” as used in this prospectus supplement and the accompanying prospectus refer solely to Enterprise Products Partners L.P. and its wholly-owned subsidiaries, and do not refer to GulfTerra Energy Partners, L.P. “GulfTerra” as used in this prospectus supplement refers to GulfTerra Energy Partners, L.P. and its wholly-owned subsidiaries, and “El Paso Corporation” as used in this prospectus supplement refers to El Paso Corporation and its wholly-owned subsidiaries. References to the “combined company” in this prospectus supplement mean Enterprise Products Partners L.P. and its wholly-owned subsidiaries following the closing of our recently announced merger with GulfTerra and related transactions.

      Unless otherwise indicated, pro forma financial results presented in this prospectus supplement give effect to the completion of our recently announced merger with GulfTerra, the concurrent purchase from El Paso Corporation of the related South Texas midstream assets and this offering. For a complete description of the adjustments we have made to arrive at the pro forma financial measures that we present in this prospectus supplement, please read our unaudited pro forma financial statements included elsewhere in this prospectus supplement.

Enterprise Products Partners L.P.

      We are a leading North American midstream energy company that provides a wide range of services to producers and consumers of natural gas and natural gas liquids, or NGLs. NGLs are used by the petrochemical and refining industries to produce plastics, motor gasoline and other industrial and consumer products and also are used as residential, agricultural and industrial fuels. Our existing asset platform in the Gulf Coast region of the United States, combined with our Mid-America and Seminole pipeline systems acquired in 2002, creates the only integrated natural gas and NGL transportation, fractionation, processing, storage and import/export network in North America. We provide integrated services to our customers and generate fee-based cash flow from multiple sources along our natural gas and NGL “value chain.” Our principal executive offices are located at 2727 North Loop West, Houston, Texas 77008, and our phone number is (713) 880-6500.

      On December 15, 2003, we entered into a series of agreements with El Paso Corporation and GulfTerra Energy Partners, L.P. pursuant to which:

•	we purchased a 50% membership interest in GulfTerra’s general partner for $425 million;

•	we agreed to merge with GulfTerra; and

•	we agreed to purchase from El Paso Corporation approximately $150 million of midstream assets located in South Texas that are closely related to GulfTerra’s operations.

      GulfTerra is a master limited partnership formerly known as El Paso Energy Partners, L.P. and is principally engaged in the midstream energy sector. GulfTerra’s common units are traded on the New York Stock Exchange under the symbol “GTM.”

      For the year ended December 31, 2003, we had revenues of $5.3 billion, operating income of $248.1 million and net income of $104.5 million. On a pro forma basis for the year ended December 31, 2003, we had revenues of $7.2 billion, operating income of $582.8 million and net income of $274.9 million.

Our Business Segments

      Pipelines. Our Pipelines segment includes approximately 14,000 miles of NGL, petrochemical and natural gas pipelines located primarily in the Rocky Mountain, Mid-Continent and Gulf Coast regions of the United States. This segment also includes our storage and import/export terminalling businesses.

      Fractionation. Our Fractionation segment includes eight NGL fractionators, the largest commercial isomerization complex in the United States and four propylene fractionation facilities. NGL fractionators separate mixed NGL streams produced as by-products of natural gas production and crude oil refining into discrete NGL products: ethane, propane, isobutane, normal butane and natural gasoline. Our isomerization complex converts normal butane into isobutane. Our propylene fractionators separate refinery-sourced propane/propylene mix into propane, propylene and mixed butane.

      Processing. Our Processing segment is comprised of our natural gas processing business and related NGL marketing activities. At the core of our natural gas processing business are 12 gas plants, located primarily in south Louisiana, that process raw natural gas into a product that meets pipeline and industry specifications by removing NGLs and impurities. In connection with our processing businesses, we receive a portion of the NGL production from our gas plants. This equity NGL production, together with the NGLs we purchase, supports the NGL marketing activities included in this operating segment.

      Octane Enhancement and Other. Our Octane Enhancement segment consists of a 66.6% equity investment in Belvieu Environmental Fuels L.P., or BEF, which owns a facility that produces motor gasoline additives used to enhance octane. Our Other segment consists primarily of fee-based marketing services and unallocated cost of services that support our operations and business activities.

GulfTerra’s Business Segments

      Natural Gas Pipelines and Plants. GulfTerra owns or has interests in natural gas pipeline systems extending over 15,500 miles. These pipeline systems include natural gas gathering systems onshore in Alabama, Colorado, Louisiana, Mississippi, New Mexico and Texas and offshore in some of the most active drilling and development regions in the Gulf of Mexico. GulfTerra also owns interests in five processing and treating plants in New Mexico, Texas and Colorado.

      Oil and NGL Logistics. GulfTerra owns over 1,000 miles of intrastate NGL gathering and transportation pipelines and four fractionation plants in Texas, owns interests in three offshore oil pipeline systems, which extend over 340 miles, is constructing the 390-mile Cameron Highway Oil Pipeline, owns a 3.3 million barrel, or MMBbl, propane storage business in Mississippi and owns or leases NGL storage facilities in Louisiana and Texas with aggregate capacity of approximately 21.3 MMBbls.

      Natural Gas Storage. GulfTerra owns two salt dome natural gas storage facilities in Mississippi that have a combined current working capacity of 13.5 billion cubic feet, or Bcf, and are capable of delivering in excess of 1.2 billion cubic feet per day, or Bcf/d, of natural gas into five interstate pipeline systems. In addition, GulfTerra has the exclusive right to use a natural gas storage facility in Wharton County, Texas under an operating lease that expires in January 2008. This facility has a working gas capacity of 6.4 Bcf and a maximum withdrawal capacity of 800 million cubic feet per day, or MMcf/d, of natural gas.

      Platform Services. GulfTerra has interests in seven multi-purpose offshore hub platforms in the Gulf of Mexico and is constructing the Marco Polo tension leg platform. These platforms were specifically designed to be used as deepwater hubs and production handling and pipeline maintenance facilities. Many of GulfTerra’s offshore natural gas and oil pipelines utilize these platforms.

      Other Assets. GulfTerra owns interests in four oil and natural gas properties located in waters offshore of Louisiana. Production is gathered, transported, and processed through GulfTerra’s pipeline systems and platform facilities, and sold to various third parties and subsidiaries of El Paso Corporation.

Our Reasons for the Merger

      The board of directors of our general partner considered various factors in pursuing the proposed merger with GulfTerra and the related transactions, including the following:

•	Significant increases to the diversity and scale of our operations. We believe that the merger will enable us to have a more balanced business mix and to expand our geographic presence to areas where we currently have no significant operations, such as the San Juan and Permian Basins.

•	Greater cash flow stability. After the merger, we believe that a higher percentage of our income will be generated from fee-based businesses. Additionally, GulfTerra’s operations currently benefit from higher natural gas prices, and are expected to provide a natural hedge to our NGL business, which generally benefits from lower or stable natural gas prices.

•	Incremental growth opportunities. GulfTerra has significant organic growth projects, and the combination of our operations with GulfTerra’s operations is expected to provide incremental growth opportunities.

•	Potential cost savings. We expect that the annual operating costs of the combined company will be lower than the aggregate pro forma historical costs of our company and GulfTerra, and we expect that the combined company will have annual interest expense savings.

•	Long-term accretion to distributable cash flow per unit to our unitholders. In connection with the proposed merger, we agreed, subject to the terms of our partnership agreement, to increase our quarterly cash distribution on our common units to at least $0.395 per unit, or $1.58 per unit on an annual basis, commencing with the first regular quarterly distribution after the merger closes. Our unitholders are expected to benefit from accretion to distributable cash flow per unit, which is the basis for the contracted distribution increase. Additionally, the accretion to distributable cash flow per unit could allow us to further increase future distributions to our unitholders.

Business Strategy of the Combined Company

      The business strategy of the combined company will be to:

•	capitalize on expected increases in natural gas, NGL and oil production resulting from development activities in the Rocky Mountain region and in the deepwater and continental shelf areas of the Gulf of Mexico;

•	maintain a balanced and diversified portfolio of midstream energy assets and expand this asset base through organic development projects and accretive acquisitions of complementary midstream energy assets;

•	share capital costs and risks through joint ventures or alliances with strategic partners that will provide the raw materials for these projects or purchase the projects’ end products; and

•	increase fee-based cash flows by investing in pipelines and other fee-based businesses and de-emphasize commodity-based activities.

Competitive Strengths of the Combined Company

      We believe that the combined company will have the following competitive strengths:

      Large-Scale, Integrated Platform of Assets in Strategic Locations. The proposed merger will further expand our integrated natural gas and NGL transportation, fractionation, processing, storage and import/export network in North America. The operations of the combined company will be strategically located to serve the major supply basins for NGL-rich natural gas, the major NGL storage hubs in North America and international markets. We believe that the combined company’s location in these markets will provide better access to natural gas, NGL and petrochemical supply volumes, anticipated demand growth and business expansion opportunities. The geographic presence of the combined company will be strengthened in areas where we currently have no significant operations, such as the San Juan and Permian Basins.

      Strategic Platform for Continued Expansion and Distribution Growth. We believe that GulfTerra has significant development opportunities, and that the combination of our operations and GulfTerra’s operations will provide the combined company with incremental growth opportunities for both onshore and offshore projects. Many of the combined company’s assets will have additional capacity that can accommodate increased volumes at low incremental cost. We expect that taking advantage of these growth opportunities will increase the combined company’s cash flow from operations and result in accretion to distributable cash flow per unit.

      Enhanced Access to Capital. We believe that the combined company will have a lower cost of capital than many of its competitors, which will enable it to compete more effectively in acquiring assets and expanding its systems. In December 2002, we amended our partnership agreement to eliminate our general partner’s right to receive 50% of cash distributions with respect to that portion of quarterly cash distributions that exceed $0.392 per unit. When our quarterly cash distribution exceeds $0.392 per unit, we believe our unitholders will enjoy an advantage over unitholders of many other publicly traded partnerships because cash that would have been distributed to our general partner will remain available for distribution to our unitholders.

      Relationships with Major Oil, Natural Gas and Petrochemical Companies. Both we and GulfTerra have long-term relationships with many of our suppliers and customers, and we believe that the combined company will continue to benefit from these relationships. The combined company will jointly own facilities with many of its customers who will either provide raw materials to or consume the end products from the combined company’s facilities. These joint venture partners include major oil, natural gas and petrochemical companies, including BP, Burlington Resources, ChevronTexaco, Dow Chemical, Duke Energy Field Services, El Paso Corporation, ExxonMobil, Marathon and Shell.

      Cash-Flow Stability Through Fee-Based Businesses and Balanced Asset Mix. The combined company’s cash flow will be derived primarily from fee-based businesses that will not be directly affected by volatility in energy commodity prices. We expect that the diversified asset portfolio of the combined company will provide operating income from a broader range of sources than our current operations. Additionally, GulfTerra’s operations currently benefit from higher natural gas prices and will provide a natural hedge to our NGL business, which generally benefits from stable or lower natural gas prices.

      Operating Cost Advantage. We believe that the combined company’s operating costs, especially for its large-scale facilities, will be competitive with, or lower than, those associated with the combined company’s competitors. We expect that the combined company’s annual operating costs will be lower than our and GulfTerra’s aggregate historical costs and expect that the combined company will achieve annual interest expense savings through its strategy for management of its debt obligations.

      Experienced Operator and Management Team whose Interests are Aligned with Those of Our Unitholders. Both we and GulfTerra have historically operated our largest natural gas processing and fractionation facilities and most of our pipelines. As the leading provider of NGL-related services, we have established a reputation in the industry as a reliable and cost-effective operator. After the closing of the merger, affiliates of Dan L. Duncan, our co-founder and the chairman of our general partner, will own a 90.1% membership interest in our general partner, and El Paso Corporation will own a 9.9% membership interest in our general partner. In addition, after giving effect to this offering and the merger, Mr. Duncan and his affiliates will collectively own an approximate 35.7% limited partner interest in us. The persons whom we expect will serve as senior executive officers of the combined company, Dan L. Duncan, O.S. Andras and Robert G. Phillips, average more than 35 years of industry experience.

The Offering

Common units offered	12,500,000 common units; or

14,375,000 common units if the underwriters exercise their over-allotment option in full.

Units outstanding after this offering	227,161,604 common units, or 229,036,604 common units if the underwriters exercise their over-allotment option in full; and

4,413,549 Class B special units.

Use of proceeds	We will use the net proceeds from this offering, including our general partner’s proportionate capital contribution (1) to repay in full our $225 million interim term loan and (2) to temporarily reduce borrowings under our revolving credit facilities or for general partnership purposes. Affiliates of Lehman Brothers Inc. and Wachovia Capital Markets, LLC, underwriters for this offering, are lenders to us under this $225 million interim term loan and will be repaid with a portion of the net proceeds from this offering. Affiliates of some of the underwriters for this offering are lenders under our revolving credit facilities. Please read “Underwriting.”

Cash distributions	Under our partnership agreement, we must distribute all of our cash on hand as of the end of each quarter, less reserves established by our general partner. We refer to this cash as “available cash,” and we define its meaning in our partnership agreement.

On February 11, 2004, we paid a quarterly cash distribution for the fourth quarter of 2003 of $0.3725 per unit, or $1.49 per unit on an annualized basis. On April 19, 2004, our general partner declared a quarterly cash distribution for the first quarter of 2004 of $0.3725 per unit, or $1.49 per unit on an annualized basis. The distribution will be paid on May 12, 2004 to unitholders of record at the close of business on April 30, 2004. We do not expect that holders of units purchased in this offering will be entitled to receive this distribution.

When quarterly cash distributions exceed $0.253 per unit in any quarter, our general partner receives a higher percentage of the cash distributed in excess of that amount, in increasing percentages up to 25% if the quarterly cash distributions exceed $0.3085 per unit. For a description of our cash distribution policy, please read “Cash Distribution Policy” in the accompanying prospectus.

We have agreed, subject to the terms of our partnership agreement, to increase the quarterly cash distribution for the first regular quarterly distribution after the closing of the merger to at least $0.395 per unit, or $1.58 per unit on an annualized basis.

Estimated ratio of taxable income to distributions	We estimate that if you own the common units you purchase in this offering through December 31, 2006, you will be allocated, on a cumulative basis, an amount of federal taxable income for that period that will be less than 10% of the cash distributed with respect to that period. We expect this estimate to remain the same following the GulfTerra merger. Please read “Tax Consequences” in this prospectus supplement for the basis of this estimate.

New York Stock Exchange symbol	EPD

Risk Factors

      There are risks associated with the merger and the related transactions, risks associated with the combined company’s business and risks associated with our business. You should consider carefully the risk factors beginning on page S-20 of this prospectus supplement and beginning on page 2 of the accompanying prospectus before making a decision to purchase our common units.

The Merger and Related Transactions

      Under the definitive agreements relating to the merger, the merger is to occur in several interrelated transactions described below. Step One occurred on December 15, 2003, concurrent with the announcement of the proposed merger and related transactions. With respect to Step Two and Step Three, we have entered into binding agreements subject to certain standard conditions. Please read “— Conditions to the Effectiveness of the Merger and Related Transactions.”

      Step One: Acquisition of 50% Membership Interest in GulfTerra’s General Partner. On December 15, 2003, we purchased a 50% membership interest in GulfTerra’s general partner for $425 million from El Paso Corporation, resulting in GulfTerra’s general partner now being 50% owned by El Paso Corporation and 50% owned by us. Our interest in GulfTerra’s general partner entitles us to receive, subject to the terms of GulfTerra’s general partner’s limited liability company agreement, quarterly distributions equal to 50% of all available cash held by GulfTerra’s general partner. At GulfTerra’s current distribution rate of $2.84 per unit annually, GulfTerra’s general partner is entitled to receive annual distributions of approximately $85 million. Our 50% membership interest in GulfTerra’s general partner would entitle us to receive approximately $42.5 million annually, assuming that no portion of such annual cash distribution is retained by GulfTerra’s general partner under its limited liability company agreement to establish cash reserves. El Paso Corporation serves as the managing member of the GulfTerra general partner, and our rights are limited to protective consent rights on specified material transactions affecting GulfTerra or its general partner or the rights and preferences associated with our membership interest in GulfTerra’s general partner. We will continue to own this 50% membership interest in GulfTerra’s general partner even if the merger does not close.

      We financed the $425 million Step One purchase through a combination of a $225 million interim term loan and $200 million borrowed under our 364-day revolving credit facility. The net proceeds from this offering will be used to repay in full this interim term loan and to temporarily reduce borrowings under our revolving credit facilities or for general partnership purposes. Affiliates of Lehman Brothers Inc. and Wachovia Capital Markets, LLC, underwriters for this offering, are lenders to us under the $225 million interim term loan and will be repaid with the net proceeds of this offering. Affiliates of some of the underwriters for this offering are lenders under our revolving credit facilities. Please read “Underwriting.”

      The following organizational chart depicts our current organizational structure and our ownership immediately after giving effect to this offering.

(1)	Includes units held by affiliates of Enterprise Products Company, or EPCO, and assumes the conversion of all 4,413,549 of our Class B special units into an equal number of our common units following approval of the conversion by our unitholders.

(2)	Does not include any of GulfTerra’s common units that may be issued upon conversion of GulfTerra’s 35 remaining Series F1 convertible units and 80 Series F2 convertible units prior to the closing of the merger.

      The table below shows the current ownership of our common units and the ownership of our common units after giving effect to this offering.

	Current Ownership		Ownership After the Offering

	Units	Percentage Interest	Units	Percentage Interest

Public common units	56,040,981	25.1%	68,540,981	29.0%
EPCO common units(1)	122,034,172	54.6%	122,034,172	51.6%
Shell common units	41,000,000	18.3%	41,000,000	17.4%
General partner interest	—	2.0%	—	2.0%

Total	219,075,153	100.0%	231,575,153	100.0%

(1)	Includes common units held by affiliates of EPCO and assumes the conversion of all 4,413,549 of our Class B special units into an equal number of our common units following approval of the conversion by our unitholders.

      Step Two: The Merger and Related Transactions. Immediately prior to the closing of the merger, El Paso Corporation will contribute its 50% membership interest in GulfTerra’s general partner to our general partner in exchange for a 9.9% membership interest in our general partner and $370 million in cash from our general partner. Our general partner will then make a capital contribution of that 50% membership interest in GulfTerra’s general partner to us (without increasing its interest in our earnings or cash distributions). In addition, we will purchase from El Paso Corporation all 10,937,500 outstanding GulfTerra Series C Units and 2,876,620 GulfTerra common units for $500 million, none of which will be converted into the right to receive our common units in the merger. We expect to finance this purchase initially through a short-term acquisition term loan and with borrowings under our revolving credit facilities. The purchase price of approximately $36.19 per unit is equal to 90% of the average closing prices of the GulfTerra common units on the New York Stock Exchange for the 20 trading days ending on December 12, 2003 (the last full trading day before the proposed merger was announced). Under the merger agreement, the remaining 7,433,425 GulfTerra common units owned by El Paso Corporation will be converted into the right to receive 13,454,499 Enterprise common units.

      Pursuant to the merger agreement, a subsidiary of our company will merge with and into GulfTerra. GulfTerra will survive the merger and become our wholly-owned subsidiary, and GulfTerra’s outstanding common units, other than the common units purchased by us prior to the merger, will be converted into the right to receive our common units. Each GulfTerra common unitholder will be entitled to receive 1.81 of our common units for each GulfTerra common unit that the unitholder owns at the effective time of the merger. Instead of receiving fractional common units, GulfTerra common unitholders will receive cash from us in an amount determined under the merger agreement. We have agreed, subject to the terms of our partnership agreement, to increase our quarterly cash distribution on our common units to at least $0.395 per unit, or $1.58 per unit on an annual basis, commencing with the first regular quarterly distribution after the merger closes.

      The following organizational chart depicts our organizational and ownership structure after giving effect to this offering and to Step Two of the merger transaction.

(1)	Includes common units held by affiliates of EPCO and assumes the conversion of all 4,413,549 of our Class B special units into an equal number of our common units following approval of the conversion by our unitholders. Also includes 409,965 of our common units that will be issued upon conversion of GulfTerra common units owned by Mr. Duncan and his affiliates in connection with the merger.

(2)	Does not include any of our common units that may be issued upon conversion of GulfTerra’s remaining 35 Series F1 convertible units and 80 Series F2 convertible units. Pursuant to an assumption agreement to be entered into between us and GulfTerra at the effective time of the merger, we will assume all of GulfTerra’s obligations with respect to the outstanding Series F convertible units that have not been converted or expired.

      The table below shows the ownership of our common units after giving effect to this offering and the merger.

	Units	Percentage Interest

Public common units(1)	159,277,226	46.4%
EPCO common units(2)	122,444,137	35.7%
Shell common units	41,000,000	12.0%
El Paso Corporation common units	13,454,499	3.9%
General partner interest	—	2.0%

Total	336,175,862	100.0%

(1)	Gives effect to the issuance of approximately 104.6 million of our common units in the merger. A maximum of 117.6 million of our common units could be issued in the merger if, prior to the closing of the merger, (1) all outstanding options to purchase 1,159,500 of GulfTerra’s common units are exercised, and (2) the maximum number of GulfTerra’s common units are issued in connection with the conversion of all of GulfTerra’s remaining outstanding Series F convertible units.

(2)	Includes common units held by affiliates of EPCO and assumes the conversion of all 4,413,549 of our Class B special units into an equal number of our common units following approval of the conversion by our unitholders. Also includes 409,965 of our common units that will be issued upon conversion of GulfTerra common units owned by Mr. Duncan and his affiliates in connection with the merger.

      Step Three: Acquisition of South Texas Midstream Assets from El Paso Corporation. In connection with the proposed merger, we entered into a purchase and sale agreement with El Paso Corporation to acquire 100% of the equity interests in two El Paso Corporation subsidiaries for $150 million, plus the value of inventory then outstanding. We anticipate that this acquisition will be financed initially through a short-term acquisition term loan and with borrowings under our revolving credit facilities. Through our purchase of these equity interests, we will acquire nine cryogenic natural gas processing plants, one natural gas gathering pipeline, one natural gas treating plant and one small natural gas liquids connecting pipeline. These plants are located in South Texas and have historically been associated with and are integral to GulfTerra’s Texas intrastate natural gas pipeline system. The closing of this purchase is effectively conditioned upon, and is expected to occur immediately following, the closing of the merger. The closing of the merger, however, is not conditioned upon the closing of this purchase, provided that neither party breaches its obligation to close this purchase under the purchase and sale agreement. We refer to the assets that we will acquire from El Paso Corporation as the South Texas midstream assets.

      Transactions Following the Merger. We further agreed with El Paso Corporation that, for a period of three years following the closing of the merger:

•	at the request of GulfTerra, El Paso Corporation will provide support services to GulfTerra similar to those provided by El Paso Corporation before the closing of the merger, and GulfTerra will reimburse El Paso Corporation for 110% of its direct costs of such services (excluding any overhead costs); and

•	El Paso Corporation will pay us annual transition support payments in amounts of $18 million, $15 million and $12 million for the first, second and third years of such period, respectively.

Management of the Combined Company

      Information regarding our current management and the management of the combined company is set forth under “Management” beginning on page S-44 of this prospectus supplement.

Conditions to the Effectiveness of the Merger and Related Transactions

      Completion of the merger and the related transactions is expected to occur during the second half of 2004, but is subject to the conditions described below.

      Approval by Our Unitholders. The issuance of our common units to the holders of GulfTerra’s common units in the merger is subject to the approval of our unitholders. The board of directors of our general partner and the audit and conflicts committee of that board have unanimously approved and adopted the merger agreement, approved the issuance of our common units pursuant to the merger agreement, determined that these transactions are advisable and in the best interests of our company and our unitholders, and recommended that our unitholders vote to approve the issuance of our common units pursuant to the merger agreement. We expect to hold a special meeting of our unitholders in the third quarter of 2004 at which our unitholders will vote on the issuance of our common units pursuant to the merger agreement. Dan L. Duncan, our co-founder and the chairman of our general partner, and affiliates of Mr. Duncan will collectively own 51.7% of our outstanding common units following this offering and have agreed with GulfTerra, so long as the board of directors of our general partner does not withdraw its recommendation of the merger, to vote all of our common units that they own in favor of the issuance of our common units pursuant to the merger agreement. Additionally, these persons have granted a proxy to GulfTerra that allows an officer of GulfTerra to vote their common units in favor of the issuance of our common units pursuant to the merger agreement. The common units owned by these persons represent a number of votes sufficient to approve the issuance of our common units pursuant to the merger agreement.

      Approval by GulfTerra Unitholders. The completion of the merger is also subject to the approval of the holders of a majority of each of the outstanding common units and Series C Units of GulfTerra, voting as separate classes. The board of directors of GulfTerra’s general partner and the audit and conflicts committee of that board have unanimously approved and adopted the merger agreement, determined that it is advisable and in the best interests of GulfTerra and GulfTerra’s common unitholders and recommended that the GulfTerra unitholders vote to approve and adopt the merger agreement. GulfTerra expects to hold a special meeting of its unitholders in the third quarter of 2004 at which they will vote on approval and adoption of the merger agreement. El Paso Corporation owns approximately 17.8% of the GulfTerra common units and 100% of the GulfTerra Series C Units and has agreed with us to vote all of its GulfTerra common units and all of its GulfTerra Series C Units in favor of the approval and adoption of the merger agreement. Additionally, El Paso Corporation has granted a proxy to us that allows one of our officers to vote all of such common units and Series C Units in favor of the approval and adoption of the merger agreement.

      Other Conditions. The completion of the merger is also subject to customary regulatory approvals, including under the Hart-Scott-Rodino Antitrust Improvements Act of 1976. We and GulfTerra made the required filings with the Federal Trade Commission, or FTC, and the Antitrust Division of the Department of Justice, or DOJ, relating to the merger on January 21, 2004, but we are not permitted to complete the merger until the applicable waiting periods have expired or otherwise terminated. On February 20, 2004, Enterprise and GulfTerra received a request for additional information and documentary material from the FTC. Enterprise and GulfTerra are currently responding to the FTC’s request. We or GulfTerra may receive additional requests for information concerning the proposed merger and related transactions from the FTC.

      In addition, we anticipate that the FTC may require that, as a prerequisite for obtaining approval of the proposed merger, we divest our interests in the Manta Ray, Nautilus, Nemo, Neptune, Starfish and Stingray pipelines, which are located in the Gulf of Mexico, or similarly located GulfTerra pipelines that the FTC may deem to be competitive with those pipelines. In addition, the FTC may require us to divest certain of our or GulfTerra’s storage assets located near Hattiesburg, Mississippi.

      In addition to the conditions described above, the transaction agreements contain many other conditions that, if not satisfied or waived, would result in the merger not occurring. Please read “Risk Factors — Risks Related to the Merger and Related Transactions” beginning on page S-20 of this prospectus supplement for a discussion of some of these conditions and for a discussion of the risks associated with the merger. The transaction agreements are filed as exhibits to our Current Reports on Form 8-K filed with the SEC on December 15, 2003 and April 21, 2004, and are incorporated by reference into this prospectus supplement.

Our Other Recent Developments

First Quarter Unaudited Results

      The following table sets forth our summarized results of operations for the periods indicated:

	For the Three Months Ended

	March 31,	December 31,	March 31,
	2003	2003	2004

	(Dollars in millions,
	except per unit amounts)
Income Statement Data:
Revenue	$1,481.6	$1,419.4	$1,704.9
Costs and expenses	1,398.2	1,356.0	1,631.0
Equity earnings from unconsolidated affiliates	1.6	2.7	13.4

Operating income	85.0	66.1	87.3
Other income (expenses), net	(39.1)	(31.8)	(31.2)
Provision for taxes	(3.1)	(0.6)	(1.6)
Minority interest	(2.3)	0.5	(3.0)
Cumulative effect of change in accounting principle			7.0

Net income	$40.5	$34.2	$58.5

Fully diluted earnings per unit	$0.19	$0.13	$0.23

EBITDA	$113.2	$99.9	$123.3

Gross operating margin by segment:
Pipelines	$71.9	$72.3	$83.0
Fractionation	29.0	37.3	30.3
Processing	30.0	4.6	18.1
Octane Enhancement	(3.4)	(4.8)	(1.3)
Other	(1.0)	(0.4)	(0.4)

Total gross operating margin	$126.5	$109.0	$129.7

Operating Data (in MBPD, except as noted)
Pipelines:
Major NGL and petrochemical pipelines	1,313	1,357	1,423
Natural gas pipelines (BBtu/d)	1,034	1,005	1,075
Fractionation:
NGL fractionation	235	241	229
Isomerization	80	70	60
Propylene fractionation	60	56	54
Processing:
Fee-based natural gas processing (MMcf/d)	65	324	362
Equity NGL production	54	66	64
Octane enhancement	3	7	5

      Please read “Non-GAAP Financial Measures” on pages S-17 through S-19 for an explanation of our gross operating margin and a reconciliation of gross operating margin to operating income, which is the financial measure calculated and presented in accordance with GAAP that is the most directly comparable to gross operating margin, and for an explanation of EBITDA and a reconciliation of EBITDA to net income and operating activities cash flows, which are the financial measures calculated and presented in accordance with GAAP that are the most directly comparable to EBITDA.

      As of March 31, 2004, our total debt balance was approximately $2.2 billion. Our debt as of March 31, 2004, pro forma for the application of the proceeds from this offering, was approximately $1.9 billion.

Interest Expense Hedging Program

      In the first quarter of 2004, we entered into interest rate hedging arrangements in anticipation of entering into permanent debt financing for the proposed GulfTerra merger. On April 23, 2004, we terminated these arrangements and expect to receive approximately $104.5 million in cash. This amount will be included in distributable cash flow in the second quarter of 2004 and will increase net income for book and tax purposes over the life of the future planned debt issuances.

Amendment to Agreement with El Paso Corporation

      On April 19, 2004, we and El Paso Corporation agreed to amend certain terms of the merger agreement. In the original transaction, in connection with the merger, El Paso Corporation was to contribute its 50% membership interest in GulfTerra’s general partner to our general partner, in exchange for a 50% membership interest in our general partner. Under the amended transaction, El Paso Corporation will still contribute its 50% membership interest in GulfTerra’s general partner to our general partner, but in exchange will receive a 9.9% membership interest in our general partner and $370 million in cash. The remaining 90.1% membership interest in the Enterprise general partner will continue to be owned by affiliates of EPCO. The funds for the $370 million payment to El Paso Corporation will be provided by affiliates of EPCO.

      El Paso Corporation, through its 9.9% membership interest in our general partner, will have protective veto rights on certain transactions, such as any merger of our general partner, any merger involving and resulting in a change of control of us and the incurrence of indebtedness by our general partner. In addition, commencing six months after the closing of the merger, or earlier in certain circumstances, El Paso Corporation will have the right for three years to contribute all of this general partner interest to our general partner in return for Enterprise common units owned by our general partner (which it may acquire from an affiliate of EPCO), an equivalent cash amount or a combination of cash and common units. Following the expiration of this right, the affiliates of EPCO that own the 90.1% membership interest in our general partner can require El Paso Corporation to contribute all of its general partner interest to our general partner. For more information concerning the specific terms of the agreements with El Paso Corporation, please read our Current Report on Form 8-K filed with the SEC on April 21, 2004, which is incorporated by reference into this prospectus supplement.

Distribution Reinvestment Plan

      Our distribution reinvestment plan, or DRIP, enables our limited partners to reinvest all or a portion of the quarterly cash distributions they receive from their common units in our company. We received reinvested cash distributions from affiliates of EPCO of approximately $25 million, $30 million and $20 million for the second, third and fourth quarters of 2003, respectively. Additionally, Dan L. Duncan has committed to reinvest cash distributions of $30 million per quarter over the next four quarters in the DRIP.

      In connection with the payment of our February 11, 2004 quarterly cash distribution, we issued 1,033,510 common units under our DRIP from which we received net proceeds of approximately $22 million, including our general partner’s $0.5 million capital contribution to maintain its 2% general partner interest in us. The proceeds from the reinvested distributions were used to reduce outstanding indebtedness.

Summary Historical and Pro Forma Financial and Operating Data

      The following tables set forth, for the periods and at the dates indicated, summary historical financial and operating data for Enterprise and GulfTerra. The selected historical income statement and balance sheet data for the three years in the period ended December 31, 2003 are derived from and should be read in conjunction with Enterprise’s and GulfTerra’s audited financial statements that are incorporated by reference into this prospectus supplement.

      The summary pro forma adjusted financial statements of Enterprise show the pro forma effect of (i) the proposed merger with GulfTerra through Step Three of this transaction; (ii) the completion of this offering and the receipt from Enterprise’s general partner of its related proportionate capital contribution; and (iii) the application of the $262 million in estimated net proceeds from this offering to repay in full the $225 million outstanding under our interim term loan and the assumed application of the $37 million remaining proceeds from this offering to temporarily reduce the indebtedness outstanding under our revolving credit facilities or for general partnership purposes. The proposed merger with GulfTerra involves the following three steps:

•	Step One. On December 15, 2003, we purchased a 50% membership interest in GulfTerra’s general partner for $425 million. GulfTerra’s general partner owns a 1% general partner interest in GulfTerra. This investment is accounted for using the equity method and is already recorded in Enterprise’s historical balance sheet at December 31, 2003. This transaction is referred to as Step One of the proposed merger and will remain in effect even if the remainder of the proposed merger and post-merger transactions, which are referred to as Step Two and Step Three, do not occur.

•	Step Two. If all necessary regulatory and unitholder approvals are received and the other merger agreement conditions are either fulfilled or waived and the following steps are consummated, we will own 100% of the limited and general partner interests in GulfTerra. At that time, the proposed merger will be accounted for using the purchase method, and GulfTerra will be a consolidated subsidiary of Enterprise. Step Two of the proposed merger includes the following transactions:

•	El Paso Corporation’s exchange of its remaining 50% membership interest in GulfTerra’s general partner for a cash payment by our general partner of $370 million (which will not be funded or reimbursed by us) and a 9.9% membership interest in our general partner, and the subsequent capital contribution by our general partner of such 50% membership interest in GulfTerra’s general partner to us (without increasing our general partner’s interest in our earnings or cash distributions).

•	Our purchase of 10,937,500 GulfTerra Series C units and 2,876,620 GulfTerra common units owned by El Paso Corporation for $500 million.

•	The exchange of each remaining GulfTerra common unit for 1.81 Enterprise common units, resulting in the issuance of approximately 104.6 million of our common units to GulfTerra unitholders.

•	Step Three. Immediately after Step Two is completed, we expect to acquire the South Texas midstream assets from El Paso Corporation for $150 million plus the value of then outstanding inventory.

      We anticipate that Steps Two and Three of the merger will be financed initially with a short-term acquisition term loan and with borrowings under our revolving credit facilities.

      Our pro forma adjustments contemplate the sale of 12,500,000 of our common units to the public in this offering at an estimated offering price of $21.56 per unit. Net proceeds from this offering, including our general partner’s proportionate net capital contribution of $5.1 million, are estimated at $262 million after deducting applicable underwriting discounts, commissions and offering expenses of $12.9 million. The net proceeds from this offering, including our general partner’s proportionate net capital contribution, will be used to repay in full our $225 million interim term loan and to temporarily reduce borrowings under our revolving credit facilities or for general partnership purposes. Please read “Use of Proceeds.”

      The unaudited pro forma condensed statement of consolidated operations for the year ended December 31, 2003 assumes the merger-related transactions all occurred on January 1, 2003. The unaudited pro forma condensed consolidated balance sheet shows the financial effects of the merger and related transactions as if they had occurred on December 31, 2003. As noted earlier, Step One of the proposed merger is already included in the December 31, 2003 historical balance sheet of Enterprise.

      The non-generally accepted accounting principle, or non-GAAP, financial measures of gross operating margin and earnings before interest, income taxes, depreciation and amortization, which we refer to as “EBITDA,” are presented in the summary historical and pro forma financial data for Enterprise. In a supplemental section titled “Non-GAAP Financial Measures,” we have provided the necessary explanations and reconciliations for Enterprise’s non-GAAP financial measures.

Summary Historical and Pro Forma

Financial and Operating Data of Enterprise

	Consolidated Historical			For Year Ended
				December 31, 2003

	For Year Ended December 31,			Step Three	Adjusted
				Enterprise	Enterprise
	2001	2002	2003	Pro Forma	Pro Forma

				(Unaudited)

	(Dollars in millions, except per unit amounts)
Income Statement Data:
Revenues	$3,154.4	$3,584.8	$5,346.4	$7,153.0	$7,153.0
Costs and expenses:
Operating costs and expenses	2,862.6	3,382.8	5,046.8	6,474.1	6,474.1
Selling, general and administrative	30.4	42.9	37.5	93.5	93.5

Total costs and expenses	2,893.0	3,425.7	5,084.3	6,567.6	6,567.6

Equity in income (loss) of unconsolidated affiliates	25.4	35.3	(14.0)	(2.6)	(2.6)

Operating income	286.8	194.4	248.1	582.8	582.8

Other income (expense):
Interest expense	(52.5)	(101.6)	(140.8)	(273.8)	(270.3)
Other, net	10.3	7.3	6.4	(28.4)	(28.4)

Total other income (expense)	(42.2)	(94.3)	(134.4)	(302.2)	(298.7)

Income before provision for income taxes and minority interest	244.7	100.1	113.7	280.6	284.1
Provision for income taxes		(1.6)	(5.3)	(5.3)	(5.3)

Income before minority interest	244.7	98.5	108.4	275.3	278.8
Minority interest	(2.5)	(2.9)	(3.9)	(3.9)	(3.9)

Net income	$242.2	$95.5	$104.5	$271.4	$274.9

Basic earnings per unit:
Net income per unit	$1.70	$0.55	$0.42	$0.78	$0.75

Diluted earnings per unit:
Net income per unit	$1.39	$0.48	$0.41	$0.76	$0.74

Distributions to limited partners:
Per common unit	$1.19	$1.36	$1.47

Balance sheet data:
Total assets	$2,424.7	$4,230.3	$4,802.8	$10,565.1	$10,564.1
Total debt	855.3	2,246.5	2,139.5	4,734.6	4,472.6
Total partners’ equity	1,146.9	1,200.9	1,705.9	4,613.8	4,874.8
Other financial data:
Cash flows from operating activities	$283.3	$329.8	$424.7
Cash flows used in investing activities	491.2	1,708.3	657.0
Cash flows from financing activities	279.5	1,260.3	248.9
Distributions received from unconsolidated affiliates	45.1	57.7	31.9
Equity in income (loss) of unconsolidated affiliates	25.4	35.3	(14.0)
Gross operating margin	375.9	332.4	410.4	$887.3	$887.3
EBITDA	345.8	284.8	366.4	771.1	771.1
Commodity hedging income (losses)	101.3	(51.3)	(0.6)
Operating data (in MBPD, except as noted):
Pipelines:
Major NGL and petrochemical pipelines	453	1,352	1,343
Natural gas pipelines (BBtu/d)	1,349	1,201	1,032
Fractionation:
NGL fractionation	204	235	227
Isomerization	80	84	77
Propylene fractionation	31	55	57
Processing — equity NGL production	63	73	56
Octane Enhancement	5	5	4

Summary Historical

Financial and Operating Data of GulfTerra

	Consolidated Historical

	For Year Ended December 31,

	2001	2002	2003

	(Dollars in millions,
	except per unit amounts)
Consolidated Statements of Income Data:
Operating revenues	$193.4	$457.4	$871.5
Operating expenses	134.9	296.6	557.0

Operating income	58.5	160.8	314.5

Other income (expense):
Equity in income (loss) of unconsolidated affiliates	8.5	13.6	11.4
Interest expense	(41.5)	(81.1)	(127.8)
Loss due to early redemptions of debt		(2.4)	(36.8)
Other, net	28.6	1.6	0.3

Total other income (expense)	(4.4)	(68.3)	(152.9)

Income from continuing operations	$54.1	$92.5	$161.6

Basic and diluted earnings per unit:
Income from continuing operations per common unit	$0.35	$0.80	$1.30

Distributions to limited partners:
Per common unit	$2.31	$2.60	$2.76

Balance sheet data:
Total assets	$1,357.4	$3,130.9	$3,321.6
Total debt	820.0	1,906,3	1,811.8
Total partners’ equity	500.7	949.9	1,252.6
Other financial data:
Cash flows from operating activities	$87.4	$176.0	$268.2
Cash flows used in investing activities	499.7	1,215.4	287.2
Cash flows from financing activities	405.1	1,062.4	13.4
Operating data (in MBPD, except as noted):
Natural gas pipelines and plants (Gross MDth/d)	2,344	5,302	7,685
Oil pipelines	168	154	172
NGL logistics	63	72	89
Natural gas platform volumes (Gross MDth/d)	189	151	271
Oil platform volumes	5,463	4,736	4,601

Non-GAAP Financial Measures

      We include in this prospectus supplement the non-GAAP financial measures of gross operating margin and EBITDA for Enterprise, and provide reconciliations of these non-GAAP financial measures to their most directly comparable financial measure or measures calculated and presented in accordance with GAAP.

Gross Operating Margin

      We define gross operating margin as operating income before: (1) depreciation and amortization expense; (2) operating lease expenses for which we do not have the cash payment obligation; (3) gains and losses on the sale of assets; and (4) selling, general and administrative expenses. We view gross operating margin as an important performance measure of the core profitability of our operations. This measure forms the basis of our internal financial reporting and is used by our senior management in deciding how to allocate capital resources among business segments. We believe that investors benefit from having access to the same financial measures that our management uses. The GAAP measure most directly comparable to gross operating margin is operating income.

EBITDA

      EBITDA is defined as net income plus interest expense, provision for income taxes and depreciation and amortization expense. EBITDA is used as a supplemental financial measure by our management and by external users of financial statements such as investors, commercial banks, research analysts and ratings agencies, to assess:

•	the financial performance of our assets without regard to financing methods, capital structures or historical costs basis;

•	the ability of our assets to generate cash sufficient to pay interest cost and support its indebtedness;

•	our operating performance and return on capital as compared to those of other companies in the midstream energy sector, without regard to financing and capital structure;

•	the viability of projects and the overall rates of return on alternative investment opportunities.

      EBITDA should not be considered an alternative to net income, operating income, cash flow from operating activities or any other measure of financial performance presented in accordance with GAAP. This non-GAAP financial measure is not intended to represent GAAP-based cash flows. We have reconciled our historical and pro forma EBITDA amounts to our consolidated net income and historical EBITDA amounts further to operating activities cash flows.

Enterprise Non-GAAP Reconciliations

      The following table presents a reconciliation of our non-GAAP financial measures of total gross operating margin to the GAAP financial measure of operating income and a reconciliation of the non-GAAP financial measure of EBITDA to the GAAP financial measures of net income and of operating activities cash flows, on a historical and pro forma as adjusted basis, as applicable, for each of the periods indicated:

	Consolidated Historical
				For Year Ended
				December 31, 2003
	For Year Ended
	December 31,			Step Three	Adjusted
				Enterprise	Enterprise
	2001	2002	2003	Pro Forma	Pro Forma

				(Unaudited)

	(Dollars in millions)
Reconciliation of Non-GAAP “Total Gross Operating Margin” to GAAP “Operating Income”
Operating Income	$286.8	$194.4	$248.1	$582.8	$582.8
Adjustments to reconcile Operating Income to Total Gross Operating Margin:
Depreciation and amortization in operating costs and expenses	48.8	86.0	115.6	220.6	220.6
Retained lease expense, net in operating costs and expenses	10.4	9.1	9.1	9.1	9.1
Gain on sale of assets in operating costs and expenses	(0.4)			(18.7)	(18.7)
Selling, general and administrative costs	30.3	42.9	37.6	93.5	93.5

Total Gross Operating Margin	$375.9	$332.4	$410.4	$887.3	$887.3

Reconciliation of Non-GAAP “EBITDA” to GAAP “Net Income” and GAAP “Operating Activities Cash Flows”
Net Income	$242.2	$95.5	$104.5	$271.4	$274.9
Adjustments to derive EBITDA:
Interest expense	52.5	101.6	140.8	273.8	270.3
Provision for income taxes		1.6	5.3	5.3	5.3
Depreciation and amortization (excluding amortization component in interest expenses)	51.1	86.1	115.8	220.6	220.6

EBITDA	345.8	284.8	366.4	$771.1	$771.1

Interest expense	(52.5)	(101.6)	(140.8)
Amortization in interest expense	0.8	8.8	12.6
Provision for income taxes		(1.6)	(5.3)
Provision for impairment charge			1.2
Earnings from unconsolidated affiliates	(25.4)	(35.3)	14.0
Distributions from unconsolidated affiliates	45.1	57.7	31.9
Loss (gain) on sale of assets	(0.4)
Operating lease expense paid by EPCO (excluding minority interest portion)	10.3	9.0	9.0
Other expenses paid by EPCO			0.4
Minority interest	2.5	3.0	3.9
Deferred income tax expense		2.1	10.5
Changes in fair market value of financial instruments	(5.7)	10.2
Net effect of changes in operating accounts	(37.2)	92.7	120.9

Operating Activities Cash Flows	$283.3	$329.8	$424.7

      The following is a reconciliation of Enterprise’s Non-GAAP financial measures of gross operating margin and EBITDA as presented on page S-11 to their respective GAAP measures:

	For the Three Months Ended

	March 31,		December 31,

	2004	2003	2003

	(Dollars in millions)
Reconciliation of Non-GAAP “Total Gross Operating Margin” to GAAP “Operating Income”
Operating income	$87.3	$85.0	$66.1
Adjustments to reconcile Operating Income to Total Gross Operating Margin:
Depreciation and amortization in operating costs and expenses	30.5	27.7	31.9
Operating lease expense paid by EPCO	2.3	2.3	2.3
Loss on sale of assets	0.1		0.1
Selling, general and administrative expenses	9.5	11.5	8.6

Total gross operating margin	$129.7	$126.5	$109.0

Reconciliation of Non-GAAP “EBITDA” to GAAP “Net Income” and GAAP “Operating Activities Cash Flows”
Net income	$58.5	$40.5	$34.2
Adjustments to derive EBITDA:
Interest expense	32.6	41.9	33.1
Provision for income taxes	1.6	3.1	0.7
Depreciation and amortization (excluding amortization component in interest expense)	30.6	27.7	31.9

EBITDA	$123.3	$113.2	$99.9

RISK FACTORS

      An investment in our common units involves risks. You should consider carefully the risk factors included below and under the caption “Risk Factors” beginning on page 2 of the accompanying prospectus, together with all of the other information included in, or incorporated by reference into, this prospectus supplement, when evaluating an investment in our common units. If any of these risks were to occur, our business, financial condition or results of operations could be materially adversely affected. In that case, the trading price of our common units could decline, and you could lose all or part of your investment.

Risks Related to the Merger and the Related Transactions

      Discussed below are some of the risks associated with our pending merger with GulfTerra and the related transactions.

The transactions contemplated by the merger agreement may not be consummated.

      The merger agreement contains conditions that, if not satisfied or waived, would result in the merger not occurring. These conditions include:

•	approval by our unitholders of the issuance of our common units pursuant to the merger agreement;

•	approval and adoption of the merger agreement by GulfTerra’s unitholders;

•	the expiration or early termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976;

•	the continued accuracy of the representations and warranties contained in the merger agreement and the parent company agreement;

•	the closing of the purchase of specified GulfTerra securities from subsidiaries of El Paso Corporation, which in turn is conditioned upon, among other things, neither party breaching its obligations to close the acquisition of the South Texas midstream assets;

•	the performance by each party of its obligations under the merger agreement, the parent company agreement and the purchase and sale agreement;

•	the absence of any decree, order, injunction or law that prohibits the merger or makes the merger unlawful;

•	the receipt of legal opinions from counsel for each of us and GulfTerra as to the treatment of the merger for U.S. federal income tax purposes; and

•	the receipt of legal opinions from counsel for each of us, GulfTerra and El Paso Corporation as to non-contravention with respect to selected material agreements.

      In addition, we and GulfTerra can agree to terminate the merger agreement at any time without completing the merger, even after unitholder approvals have been obtained. Further, we or GulfTerra could terminate the merger agreement without the other party’s agreement and without completing the merger if:

•	the merger is not completed by March 31, 2005, other than due to a breach of the merger agreement by the terminating party;

•	the conditions to the merger cannot be satisfied;

•	the necessary approval of the unitholders of a party is not obtained at its respective unitholder meeting; or

•	any legal prohibition to completing the merger has become final and non-appealable.

      Our purchase of the South Texas midstream assets is expected to occur immediately following the closing of the merger. These assets have historically been associated with and are integral to GulfTerra’s Texas intrastate pipeline system. Even if the merger closes, the purchase of these assets may not occur, which could require the combined company to find substitute resources to support its Texas intrastate pipeline system or to enter into agreements with El Paso Corporation for the use of these plants. This could result in the combined company incurring unanticipated costs and not realizing a portion of its potential cost savings from the proposed merger.

      If the merger is not completed, we will continue to own the 50% membership interest in GulfTerra’s general partner that we purchased at the time the merger agreement was signed, and our investment will be subject to significant risks, including the following:

•	El Paso Corporation owns the remaining 50% membership interest in, and serves as the managing member of, GulfTerra’s general partner, and our rights are limited to protective consent rights on specified material transactions affecting GulfTerra or its general partner or the rights and preferences associated with our membership interest in GulfTerra’s general partner. If the merger does not occur, we will not control GulfTerra’s general partner, and the performance of our investment in GulfTerra will be substantially dependent on the decisions of El Paso Corporation; and

•	El Paso Corporation is not obligated to repurchase this interest from us if the merger does not close. Furthermore, because El Paso Corporation serves as managing member of GulfTerra’s general partner until the merger occurs and because of contractual restrictions on our right to sell our membership interest, we might not be able to sell our membership interest, or we might not be able to sell our membership interest for the price we paid for it if the merger does not occur.

      Finally, our 50% membership interest in GulfTerra’s general partner entitles us to receive quarterly distributions equal to 50% of all available cash held by GulfTerra’s general partner. Available cash consists of GulfTerra’s general partner’s cash and cash equivalents on hand less an amount of cash reserves that are necessary to provide for the proper conduct of the business and to comply with applicable law and the terms of agreements to which it is a party. To the extent that GulfTerra’s general partner incurs expenses and obligations, the amount of cash available for distribution to us in respect of our 50% membership interest in GulfTerra’s general partner will decrease. Moreover, GulfTerra’s general partner’s most significant asset is the 1% general partner interest it owns in GulfTerra. This interest entitles GulfTerra’s general partner to receive its share of quarterly distributions of cash, which increases when both common unitholders are paid a minimum quarterly distribution and certain target distribution levels are achieved. If GulfTerra’s distributable cash flow decreases, the amount distributable to GulfTerra’s general partner and, thus, the amount of available cash held by GulfTerra’s general partner and available for distribution to us, could decline.

While the merger agreement is in effect, we may lose opportunities to enter into different business combination transactions with other parties on more favorable terms, and we may be limited in our ability to pursue other attractive business opportunities.

      While the merger agreement is in effect, we are prohibited from entering into or soliciting, initiating or encouraging any inquiries or proposals that may lead to a proposal, or offer to enter into certain transactions such as a merger, sale of assets or other business combination, with any other person, subject to the fiduciary obligations of the board of directors of our general partner under applicable law. In addition, pursuant to a voting agreement and proxy, Dan L. Duncan and his affiliates have agreed with GulfTerra, so long as the board of directors of our general partner does not withdraw its recommendation of the merger, to vote all of our common units owned by them in favor of the issuance of our common units pursuant to the merger agreement. Because Mr. Duncan and his affiliates control a number of votes sufficient to approve the issuance of our common units pursuant to the merger agreement, we expect that the voting agreement and proxy will ensure that Enterprise receives the requisite unitholder approval for the proposed merger. As a result of these provisions in the merger agreement and the voting agreement and proxy, we may lose opportunities to enter into more favorable transactions.

      Moreover, the merger agreement provides for the payment of $112 million in break-up fees by us to GulfTerra if: (1) we terminate the merger agreement because we fail to obtain unitholder approval for the transaction or we cancel the special meeting at which unitholder consent is to be sought; (2) we materially and willfully breach our no-solicitation covenant; or (3) a possible alternative or superior transaction is publicly announced and the board of directors of our general partner withdraws or qualifies its recommendation of the merger transactions. This break-up fee is intended to provide a financial incentive for us to seek to complete the proposed merger with GulfTerra rather than to explore alternative transactions that potentially could be more favorable to our unitholders.

      We and GulfTerra have also agreed to refrain from taking certain actions with respect to our respective businesses and financial affairs pending completion of the merger or termination of the merger agreement. These restrictions and the no solicitation provisions described above could be in effect for an extended period of time if completion of the merger is delayed.

      In addition to the economic costs associated with pursuing a merger, our management is devoting substantial time and other human resources to the proposed transaction and related matters, which could limit our ability to pursue other attractive business opportunities, including potential joint ventures, stand-alone projects and other transactions. If we are unable to pursue such other attractive business opportunities, then the growth prospects and the long-term strategic position of our business could be adversely affected.

We could be required to divest significant assets to complete the merger.

      We cannot complete the merger until the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 has expired or terminated. As a prerequisite to obtaining FTC approval for the proposed merger, we may be required to divest certain Enterprise or GulfTerra assets as described under “Summary — The Merger and Related Transactions — Conditions to the Effectiveness of the Merger and Related Transactions — Other Conditions.” Our divesting any assets required by the FTC is also a condition to the merger agreement. GulfTerra is required to divest any assets required by the FTC to the extent such divestitures are recommended by us, and we are required to divest any assets required by the FTC to the extent such divestitures, together with all required GulfTerra divestitures (but excluding the FTC consent decree assets), do not exceed $150 million. In addition, if such divestitures required by the FTC exceed $150 million, we and, with our consent, GulfTerra have the right to comply with such divestiture requirements to consummate the merger.

      Divestitures of assets can be time consuming and may delay completion of the proposed merger. Because there may be a limited number of potential buyers for the assets subject to divestiture and because potential buyers likely will be aware of the circumstances of the sale, these assets could be sold at prices lower than their fair market value or lower than the prices we or GulfTerra paid for these assets. Asset divestitures could also significantly reduce the value of the combined company, eliminate potential cost savings opportunities or lessen the anticipated benefits of the merger.

Risks Related to the Combined Company’s Business

      In addition to the risk factors contained under “Risk Factors — Risks Related to Our Business” beginning on page 2 of the accompanying prospectus, which relate to Enterprise as a stand-alone company, the following risks will apply to the combined company following the closing of the merger.

We may not be able to integrate successfully our operations with GulfTerra’s operations.

      Integration of the two previously independent companies will be a complex, time consuming and costly process. Failure to timely and successfully integrate these companies may have a material adverse effect on the combined company’s business, financial condition and results of operations. The difficulties of combining the companies will present challenges to the combined company’s management, including:

•	operating a significantly larger combined company with operations in geographic areas and business lines in which we have not previously operated;

•	managing relationships with new joint venture partners with whom we have not previously partnered;

•	integrating personnel with diverse backgrounds and organizational cultures;

•	experiencing operational interruptions or the loss of key employees, customers or suppliers;

•	establishing the internal controls and procedures that the combined company will be required to maintain under the Sarbanes-Oxley Act of 2002; and

•	consolidating other corporate and administrative functions.

      The combined company will also be exposed to risks that are commonly associated with transactions similar to the merger, such as unanticipated liabilities and costs, some of which may be material, and diversion of management’s attention. As a result, the anticipated benefits of the merger may not be fully realized, if at all.

Changes in the prices of hydrocarbon products may materially adversely affect the results of operations, cash flows and financial condition of the combined company.

      The combined company will operate predominantly in the midstream energy sector which includes gathering, transporting, processing, fractionating and storing natural gas, NGLs and crude oil. As such, the combined company’s results of operations, cash flows and financial condition may be materially adversely affected by changes in the prices of these hydrocarbon products and by changes in the relative price levels among these hydrocarbon products. In general terms, the prices of natural gas, NGLs, crude oil and other hydrocarbon products are subject to fluctuations in response to changes in supply, market uncertainty and a variety of additional factors that are impossible to control. These factors include:

•	the level of domestic production;

•	the availability of imported oil and natural gas;

•	actions taken by foreign oil and natural gas producing nations;

•	the availability of transportation systems with adequate capacity;

•	the availability of competitive fuels;

•	fluctuating and seasonal demand for oil, natural gas and NGLs; and

•	conservation and the extent of governmental regulation of production and the overall economic environment.

      The profitability of the combined company’s NGL and natural gas processing operations will depend upon the spread between NGL product prices and natural gas prices. A reduction in the spread between NGL product prices and natural gas prices can result in a reduction in demand for fractionation, processing, NGL storage and NGL transportation services and, thus, may materially adversely affect the combined company’s results of operations and cash flows. In addition, a portion of the combined company’s natural gas processing activities will be exposed to commodity price risk associated with the relative price of NGLs to natural gas under its “keep-whole” natural gas processing contracts. Under keep-whole agreements, the combined company will take title to NGLs that it extracts from the natural gas stream and will be obligated to pay market value, based on natural gas prices, for the energy extracted from the natural gas stream. When prices for natural gas increase, the cost to the combined company of making these keep-whole payments will increase, and, where NGL prices do not experience a commensurate increase, the combined company will realize lower margins from these transactions. As a result, changes in prices for natural gas compared to NGLs could have a material adverse affect on the results of operations, cash flows and financial position of the combined company.

      The combined company will also be exposed to natural gas and NGL commodity price risk under natural gas processing and gathering and NGL fractionation contracts that provide for the combined company’s fee to be calculated based on a regional natural gas or NGL price index or to be paid in-kind by taking title to natural gas or NGLs. A decrease in natural gas and NGL prices can result in lower margins from these contracts which may materially adversely affect the combined company’s results of operations, cash flows and financial position.

A decline in the volume of natural gas, NGLs and crude oil delivered to the combined company’s facilities could adversely affect the results of operations, cash flows and financial condition of the combined company.

      The combined company’s profitability could be materially impacted by a decline in the volume of natural gas, NGLs and crude oil transported, gathered or processed at its facilities. A material decrease in natural gas or crude oil production or crude oil refining, as a result of depressed commodity prices, a decrease in exploration and development activities or otherwise, could result in a decline in the volume of natural gas, NGLs and crude oil handled by the combined company’s facilities.

      The crude oil, natural gas and NGLs available to the combined company’s facilities will be derived from reserves produced from existing wells, which reserves naturally decline over time. To offset this natural decline, the combined company’s facilities will need access to additional reserves. Additionally, some of the combined company’s facilities will be dependent on reserves that are expected to be produced from newly discovered properties that are currently being developed.

      Exploration and development of new oil and natural gas reserves is capital intensive, particularly offshore in the Gulf of Mexico. Many economic and business factors are out of the combined company’s control and can adversely affect the decision by producers to explore for and develop new reserves. These factors include relatively low oil and natural gas prices, cost and availability of equipment, regulatory changes, capital budget limitations or the lack of available capital. For example, a sustained decline in the price of natural gas and crude oil could result in a decrease in natural gas and crude oil exploration and development activities in the regions where the combined company’s facilities are located. This could result in a decrease in volumes to the combined company’s offshore platforms, natural gas processing plants, natural gas, crude oil and NGL pipelines, and NGL fractionators which would have a material adverse affect on the combined company’s results from operations cash flows and financial position. Additional reserves, if discovered, may not be developed in the near future or at all.

A reduction in demand for NGL products by the petrochemical, refining or heating industries could materially adversely affect the combined company’s results of operations, cash flows and financial position.

      A reduction in demand for NGL products by the petrochemical, refining or heating industries, whether because of general economic conditions, reduced demand by consumers for the end products made with NGL products, increased competition from petroleum-based products due to pricing differences, adverse weather conditions, government regulations affecting prices and production levels of natural gas or the content of motor gasoline or other reasons, could materially adversely affect the combined company’s results of operations, cash flows and financial position. For example:

Ethane. If natural gas prices increase significantly in relation to ethane prices, it may be more profitable for natural gas producers to leave the ethane in the natural gas stream to be burned as fuel than to extract the ethane from the mixed NGL stream for sale.

Propane. The demand for propane as a heating fuel is significantly affected by weather conditions. Unusually warm winters could cause the demand for propane to decline significantly and could cause a significant decline in the volumes of propane that the combined company transports.

Isobutane. Any reduction in demand for motor gasoline additives may reduce demand for isobutane. During periods in which the difference in market prices between isobutane and normal butane is low or inventory values are high relative to current prices for normal butane or isobutane, the combined company’s operating margin from selling isobutane could be reduced.

Propylene. Any downturn in the domestic or international economy could cause reduced demand for propylene, which could cause a reduction in the volumes of propylene that the combined company produces and expose the combined company’s investment in inventories of propane/propylene mix to pricing risk due to requirements for short-term price discounts in the spot or short-term propylene markets.

The combined company will face competition from third parties in its midstream businesses.

      Even if reserves exist in the areas accessed by the combined company’s facilities and are ultimately produced, the combined company may not be chosen by the producers in these areas to gather, transport, process, fractionate, store or otherwise handle the hydrocarbons that are produced. The combined company will compete with others, including producers of oil and natural gas, for any such production on the basis of many factors, including:

•	geographic proximity to the production;

•	costs of connection;

•	available capacity;

•	rates; and

•	access to markets.

The combined company’s debt level may limit its future financial and operating flexibility.

      As of December 31, 2003, we had approximately $2.1 billion of consolidated debt outstanding. As of the same date, GulfTerra had approximately $1.8 billion of consolidated debt. The consolidated balance sheet of the combined company will have significant leverage. Assuming that this offering and the merger had been completed on December 31, 2003, the combined company would have had approximately $4.5 billion of consolidated debt on a pro forma as adjusted basis. The amount of the combined company’s debt could have several important effects on its future operations, including, among other things:

•	a significant portion of the combined company’s cash flow from operations will be dedicated to the payment of principal and interest on outstanding debt and will not be available for other purposes, including payment of distributions;

•	credit rating agencies may view the combined company’s debt level negatively;

•	covenants contained in our and GulfTerra’s existing debt arrangements will require the combined company to continue to meet financial tests that may adversely affect its flexibility in planning for and reacting to changes in its business;

•	the combined company’s ability to obtain additional financing for working capital, capital expenditures, acquisitions and general partnership purposes may be limited;

•	the combined company may be at a competitive disadvantage relative to similar companies that have less debt; and

•	the combined company may be more vulnerable to adverse economic and industry conditions as a result of its significant debt level.

      Our public debt indentures currently do not limit the amount of future indebtedness that we can create, incur, assume or guarantee. Our revolving credit facilities and the merger agreement, however, restrict our ability to incur additional debt, though any debt we may incur in compliance with these restrictions may still be substantial. Likewise, GulfTerra’s public debt indentures, its revolving credit facility and the merger agreement restrict its ability to incur additional debt; however, any debt that it may incur in compliance with these restrictions may still be substantial. The incurrence of additional debt by us or GulfTerra could exacerbate any risks associated with the liquidity of the combined company.

      Each of our and GulfTerra’s revolving credit facilities and indentures for its public debt contain conventional financial covenants and other restrictions. A breach of any of these restrictions by Enterprise or GulfTerra, as applicable, could permit the lenders to declare all amounts outstanding under those debt agreements to be immediately due and payable and, in the case of the credit facilities, to terminate all commitments to extend further credit.

      The combined company’s ability to access the capital markets to raise capital on favorable terms will be affected by the combined company’s debt level, the amount of its debt maturing in the next several years and current maturities, and by adverse market conditions resulting from, among other things, general economic conditions, contingencies and uncertainties that are difficult to predict and impossible to control. If the combined company is unable to access the capital markets on favorable terms in the future, it might be forced to seek extensions for some of its short-term securities or to refinance some of its debt obligations through bank credit, as opposed to long-term public debt securities or equity securities. The price and terms upon which the combined company might receive such extensions or additional bank credit, if at all, could be more onerous than those contained in existing debt agreements. Any such arrangements could, in turn, increase the risk that the combined company’s leverage may adversely affect its future financial and operating flexibility and its ability to pay cash distributions at expected rates.

The closing of the merger will trigger a repurchase obligation with respect to GulfTerra’s outstanding senior notes and senior subordinated notes and will require GulfTerra to amend or refinance its credit facility.

      The closing of the merger will constitute a “change of control” under GulfTerra’s indentures for its senior notes and senior subordinated notes. As a result, GulfTerra (as our wholly-owned subsidiary after the merger) will be obligated to offer to purchase each holder’s senior subordinated notes at 101% of their principal amount, plus accrued interest. GulfTerra or the combined company will also be obligated to offer to purchase each holder’s senior notes at 101% of their principal amount, plus accrued interest, unless, among other things, the change of control (1) does not result in a ratings downgrade of the GulfTerra senior notes by either Moody’s Investors Services or Standard & Poor’s no later than 30 days after the change of control has occurred and (2) less than $250 million in aggregate principal amount of the GulfTerra senior subordinated notes are repurchased in response to the same change of control. GulfTerra currently has $250 million aggregate principal amount of senior notes outstanding and $847 million aggregate principal amount of senior subordinated notes outstanding.

      In connection with completion of the merger, GulfTerra or the combined company will need to make an offer to repurchase these notes, or GulfTerra may seek to amend the indentures to waive the repurchase obligation or otherwise refinance its senior and senior subordinated notes. If GulfTerra makes an offer to repurchase the notes, it is possible that holders of a large amount of GulfTerra’s notes may exercise their repurchase right, in which case the combined company would be required to raise significant amounts of capital in the short term to fulfill GulfTerra’s repurchase obligations. If GulfTerra were unable to meet its repurchase obligations, it would result in an event of default under GulfTerra’s indentures, which would trigger an event of default under GulfTerra’s credit facility, which includes its revolving credit facility and senior secured term loan facility.

      The closing of the merger will also constitute a “change of control” and, thus, an event of default under GulfTerra’s credit facility. As a result, GulfTerra must refinance or amend that facility at or before the closing of the merger. If GulfTerra is unable to refinance that facility, it would have a material adverse effect on its ability to consummate the merger.

The combined company may not be able to fully execute its growth strategy if it encounters illiquid capital markets or increased competition for qualified assets.

      The strategy of the combined company contemplates growth through the development and acquisition of a wide range of midstream and other energy infrastructure assets while maintaining a strong balance sheet. This strategy includes constructing and acquiring additional assets and businesses to enhance the combined company’s ability to compete effectively and diversify its asset portfolio, thereby providing more stable cash flow. Both companies regularly consider and enter into discussions regarding, and are currently contemplating, potential joint ventures, stand alone projects or other transactions that they believe will present opportunities to realize synergies, expand their respective roles in the energy infrastructure business and increase their respective market positions.

      The combined company may require substantial new capital to finance the future development and acquisition of assets and businesses. Limitations on the combined company’s access to capital will impair its ability to execute this strategy. Expensive capital will limit the combined company’s ability to develop or acquire accretive assets. The combined company may not be able to raise the necessary funds on satisfactory terms, if at all.

      In addition, both companies are experiencing increased competition for the assets they purchase or contemplate purchasing. Increased competition for a limited pool of assets could result in the combined company losing to other bidders more often or acquiring assets at higher prices. Either occurrence would limit the combined company’s ability to fully execute its growth strategy. The combined company’s inability to execute its growth strategy may materially adversely impact the market price of its securities.

The combined company’s growth strategy may adversely affect its results of operations if it does not successfully integrate the businesses that it acquires or if the combined company substantially increases its indebtedness and contingent liabilities to make acquisitions.

      The combined company’s ability to successfully execute its growth strategy is dependent upon making accretive acquisitions. As a result, from time to time, the combined company will evaluate and acquire assets and businesses that it believes complement its existing operations. Similar to the risks associated with integrating Enterprise’s operations with GulfTerra’s operations, the combined company may be unable to integrate successfully businesses it acquires in the future. The combined company may incur substantial expenses or encounter delays or other problems in connection with its growth strategy that could negatively impact its results of operations, cash flows and financial condition. Moreover, acquisitions and business expansions involve numerous risks, including:

•	difficulties in the assimilation of the operations, technologies, services and products of the acquired companies or business segments;

•	inefficiencies and complexities that can arise because of unfamiliarity with new assets and the businesses associated with them, including with their markets; and

•	diversion of the attention of management and other personnel from day-to-day business to the development or acquisition of new businesses and other business opportunities.

      If consummated, any acquisition or investment would also likely result in the incurrence of indebtedness and contingent liabilities and an increase in interest expense and depreciation, depletion and amortization expenses. As a result, the combined company’s capitalization and results of operations may change significantly following an acquisition. A substantial increase in the combined company’s indebtedness and contingent liabilities could have a material adverse effect on its business.

The combined company’s operating cash flows from its capital projects may not be immediate.

      GulfTerra is engaged in several capital expansion projects and “greenfield” projects for which significant capital has been expended, and the combined company’s operating cash flow from a particular project may not increase immediately following its completion. For instance, if the combined company builds a new pipeline or platform or expands an existing facility, the design, construction, development and installation may occur over an extended period of time, and the combined company may not receive any material increase in operating cash flow from that project until after it is placed in service. If the combined company experiences unanticipated or extended delays in generating operating cash flow from these projects, it may be required to reduce or reprioritize its capital budget, sell non-core assets, access the capital markets or decrease distributions to unitholders in order to meet its capital requirements.

The combined company’s actual construction, development and acquisition costs could exceed forecasted amounts.

      The combined company will have significant expenditures for the development, construction or other acquisition of energy infrastructure assets, including some construction and development projects with significant technological challenges. For example, underwater operations, especially those in water depths in excess of 600 feet, are very expensive and involve much more uncertainty, and risk and if a problem occurs, the solution, if one exists, may be very expensive and time consuming. Accordingly, there is an increase in the frequency and amount of cost overruns related to underwater operations, especially in depths in excess of 600 feet. The combined company may not be able to complete its projects, whether in deep water or otherwise, at the costs currently estimated.

The combined company may be unable to cause its joint ventures to take or not to take certain actions unless some or all of its joint venture participants agree.

      We and GulfTerra participate in several joint ventures, and the combined company will continue that participation after the merger. Due to the nature of some of these joint ventures, each participant in each of these joint ventures has made substantial investments in the joint venture and, accordingly, has required that the relevant organizational documents contain certain features designed to provide each participant with the opportunity to participate in the management of the joint venture and to protect its investment in that joint venture, as well as any other assets which may be substantially dependent on or otherwise affected by the activities of that joint venture. These participation and protective features include a corporate governance structure that requires at least a majority in interest vote to authorize many basic activities and requires a greater voting interest (sometimes up to 100%) to authorize more significant activities. Examples of these more significant activities are large expenditures or contractual commitments, the construction or acquisition of assets, borrowing money or otherwise raising capital, transactions with affiliates of a joint venture participant, litigation and transactions not in the ordinary course of business, among others. Thus, without the concurrence of joint venture participants with enough voting interests, the combined company may be unable to cause any of its joint ventures to take or not to take certain actions, even though those actions may be in the best interest of the particular joint venture or the combined company.

      Moreover, any joint venture owner may sell, transfer or otherwise modify its ownership interest in a joint venture, whether in a transaction involving third parties or the other joint venture owners. Any such transaction could result in the combined company partnering with different or additional parties.

The interruption of distributions to the combined company from its subsidiaries and joint ventures may affect the combined company’s ability to satisfy its obligations and to make cash distributions to its unitholders.

      Like our company and GulfTerra, the combined company will be a holding company with no business operations. The only significant asset of the combined company will be the equity interests it owns in its subsidiaries and joint ventures. As a result, the combined company will depend upon the earnings and cash flow of its subsidiaries and joint ventures and the distribution of that cash to the combined company in order to meet the combined company’s obligations and to allow it to make distributions to its unitholders.

      GulfTerra is party to senior and senior subordinated note indentures under which approximately $1.1 billion in principal amount of debt securities was outstanding as of December 31, 2003. These indentures restrict GulfTerra’s and its subsidiaries’ ability to make cash distributions. If GulfTerra and the combined company are not able to effect amendments to these indentures or to refinance the senior and senior subordinated notes, these restrictions could significantly limit GulfTerra’s ability to distribute cash to Enterprise after the merger.

      In addition, our and GulfTerra’s joint venture charter documents typically vest in its management committee sole discretion regarding the occurrence and amount of distributions. Some of the joint ventures in which the combined company will participate have separate credit arrangements that contain various restrictive covenants. Among other things, those covenants may limit or restrict the joint venture’s ability to make distributions to the combined company under certain circumstances. Accordingly, the combined company’s joint ventures may, following the merger, be unable to make distributions to the combined company at current levels or at all.

A natural disaster, catastrophe or other event could result in severe personal injury, property damage and environmental damage, which could curtail the combined company’s operations and otherwise materially adversely affect its cash flow.

      Some of the combined company’s operations will involve risks of personal injury, property damage and environmental damage, which could curtail the combined company’s operations and otherwise materially adversely affect its cash flow. For example, natural gas facilities operate at high pressures, sometimes in excess of 1,100 pounds per square inch. The combined company will also operate oil and natural gas facilities located underwater in the Gulf of Mexico, which can involve complexities, such as extreme water pressure. Virtually all of the combined company’s operations will be exposed to potential natural disasters, including hurricanes, tornadoes, storms, floods and earthquakes.

      If one or more facilities that are owned by the combined company or that deliver oil, natural gas or other products to the combined company are damaged by severe weather or any other disaster, accident, catastrophe or event, the combined company’s operations could be significantly interrupted. Similar interruptions could result from damage to production or other facilities that supply the combined company’s facilities or other stoppages arising from factors beyond its control. These interruptions might involve significant damage to people, property or the environment, and repairs might take from a week or less for a minor incident to six months or more for a major interruption. Additionally, some of the storage contracts that the combined company will be a party to will obligate it to indemnify its customers for any damage or injury occurring during the period in which the customers’ natural gas is in its possession. Any event that interrupts the fees generated by the combined company’s energy infrastructure assets, or which causes it to make significant expenditures not covered by insurance, could reduce the combined company’s cash available for paying its interest obligations as well as unitholder distributions and, accordingly, adversely affect the market price of the combined company’s securities.

      We expect that the combined company will maintain adequate insurance coverage, although insurance will not cover many types of interruptions that might occur. As a result of market conditions, premiums and deductibles for certain insurance policies can increase substantially, and in some instances, certain insurance may become unavailable or available only for reduced amounts of coverage. As a result, the combined company may not be able to renew its existing insurance policies or procure other desirable insurance on commercially reasonable terms, if at all. If the combined company were to incur a significant liability for which it were not fully insured, it could have a material adverse effect on the combined company’s financial position and results of operations. In addition, the proceeds of any such insurance may not be paid in a timely manner and may be insufficient if such an event were to occur.

An impairment of goodwill could reduce the combined company’s earnings.

      We had recorded only $82.4 million of goodwill on our consolidated balance sheet as of December 31, 2003. Based on information currently available, we expect to record approximately $2.6 billion of goodwill or other intangible assets upon completion of the merger, but that estimate is subject to change. Please read “Pro Forma Sensitivity Analysis” on page F-17 of this prospectus supplement. Consequently, following the merger, we expect that approximately $2.7 billion, representing approximately 25% of the combined company’s consolidated assets on a pro forma basis, may be recorded as goodwill or other intangible assets. Goodwill is recorded when the purchase price of a business exceeds the fair market value of the tangible and separately measurable intangible net assets. GAAP will require the combined company to test goodwill for impairment on an annual basis or when events or circumstances occur indicating that goodwill might be impaired. Long-lived assets such as intangible assets with finite useful lives are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. If the combined company were to determine that any of its goodwill or intangible assets were impaired, it would be required to take an immediate charge to earnings with a correlative effect on partners’ equity and balance sheet leverage as measured by debt to total capitalization.

Increases in interest rates could adversely affect the combined company’s business.

      In addition to the combined company’s exposure to commodity prices, the combined company will have significant exposure to increases in interest rates. Assuming that the merger had been completed on December 31, 2003, the combined company would have approximately $4.3 billion of consolidated debt on a pro forma basis, of which $2.9 billion would be at fixed interest rates and $1.4 billion would be at variable interest rates. As a result, the combined company’s results of operations, cash flows and financial condition, could be materially adversely affected by significant increases in interest rates. Please read “Pro Forma Sensitivity Analysis” on page F-17 of this prospectus supplement.

The use of derivative financial instruments could result in material financial losses to the combined company.

      Both Enterprise and GulfTerra historically have sought to limit a portion of the adverse effects resulting from changes in oil and natural gas commodity prices and interest rates by using financial derivative instruments and other hedging mechanisms from time to time. To the extent that the combined company hedges its commodity price and interest rate exposures, it will forego the benefits it would otherwise experience if commodity prices or interest rates were to change in its favor. In addition, even though monitored by management, hedging activities can result in losses. Such losses could occur under various circumstances, including if a counterparty does not perform its obligations under the hedge arrangement, the hedge is imperfect, or hedging policies and procedures are not followed.

The combined company’s pipeline integrity program may impose significant costs and liabilities on it.

      In December 2003, the U.S. Department of Transportation issued a final rule requiring pipeline operators to develop integrity management programs to comprehensively evaluate their pipelines, and take measures to protect pipeline segments located in what the rule refers to as “high consequence areas.” The final rule resulted from the enactment of the Pipeline Safety Improvement Act of 2002. The final rule is effective as of February 14, 2004. At this time, we cannot predict the outcome of this rule on the combined company. However, the combined company will continue Enterprise’s and GulfTerra’s pipeline integrity testing programs, which are intended to assess and maintain the integrity of their pipelines. While the costs associated with the pipeline integrity testing itself are not large, the results of these tests could cause the combined company to incur significant and unanticipated capital and operating expenditures for repairs or upgrades deemed necessary to ensure the continued safe and reliable operation of its pipelines.

Environmental costs and liabilities and changing environmental regulation could materially affect the combined company’s cash flow.

      The combined company’s operations will be subject to extensive federal, state and local regulatory requirements relating to environmental affairs, health and safety, waste management and chemical and petroleum products. Governmental authorities have the power to enforce compliance with applicable regulations and permits and to subject violators to civil and criminal penalties, including substantial fines, injunctions or both. Third parties may also have the right to pursue legal actions to enforce compliance.

      The combined company will make expenditures in connection with environmental matters as part of normal capital expenditure programs. However, future environmental law developments, such as stricter laws, regulations, permits or enforcement policies, could significantly increase some costs of the combined company’s operations, including the handling, manufacture, use, emission or disposal of substances and wastes. Moreover, as with other companies engaged in similar or related businesses, the combined company’s operations will have some risk of environmental costs and liabilities because it handles petroleum products.

Federal, state or local regulatory measures could materially adversely affect our business and the business of the combined company.

      The Federal Energy Regulatory Commission (“FERC”) regulates our interstate natural gas pipelines and interstate NGL and petrochemical pipelines, while state regulatory agencies regulate our intrastate natural gas and NGL pipelines, intrastate storage facilities and gathering lines. This federal and state regulation extends to such matters as:

•	rate structures;

•	rates of return on equity;

•	recovery of costs;

•	the services that our regulated assets are permitted to perform;

•	the acquisition, construction and disposition of assets; and

•	to an extent, the level of competition in that regulated industry.

      Our 2003 Annual Report on Form 10-K, which is incorporated by reference into this prospectus supplement, contains a general overview of FERC and state regulation applicable to the combined company’s energy infrastructure assets. This regulatory oversight can affect certain aspects of the combined company’s business and the market for our products and could materially adversely affect our cash flow. Please read “Business and Properties — Regulation and Environmental Matters” in our Annual Report on Form 10-K for the year ended December 31, 2003.

      Under the Natural Gas Act, FERC has authority to regulate our natural gas companies that provide natural gas pipeline transportation services in interstate commerce. Its authority to regulate those services includes the rates charged for the services, terms and conditions of service, certification and construction of new facilities, the extension or abandonment of services and facilities, the maintenance of accounts and records, the acquisition and disposition of facilities, the initiation and discontinuation of services, and various other matters. Pursuant to FERC’s jurisdiction over interstate gas pipeline rates, existing pipeline rates may be challenged by complaint and proposed rate increases may be challenged by protest.

      FERC also has authority under the Interstate Commerce Act (“ICA”) to regulate the rates, terms, and conditions applied to our interstate pipelines engaged in the transportation of NGLs and petrochemicals (commonly known as “oil pipelines”). Pursuant to the ICA, oil pipeline rates can be challenged at FERC either by protest, when they are initially filed or increased, or by complaint at any time they remain on file with the jurisdictional agency.

      We have interests in offshore natural gas pipeline facilities offshore from Texas and Louisiana. These facilities are subject to regulation by FERC and other federal agencies, including the Department of Interior, under the Outer Continental Shelf Lands Act, and by the Department of Transportation’s Office of Pipeline Safety under the Natural Gas Pipeline Safety Act.

      Our intrastate NGL and gas pipelines are subject to regulation by state regulatory agencies. Our natural gas gathering lines are also subject to regulation in many states. Our intrastate natural gas pipelines are located in Louisiana, while our intrastate NGL pipelines are located in Texas and Louisiana. We also have natural gas underground storage facilities in Louisiana, Mississippi and Texas. Although state regulation is typically less onerous than at FERC, proposed and existing rates subject to state regulation are also subject to challenge by protest and complaint, respectively.

      We are subject to ratable take and common purchaser statutes in certain states where we operate. Ratable take statues generally require gatherers to take, without undue discrimination, natural gas production that may be tendered to the gatherer for handling. Similarly, common purchaser statutes generally require gatherers to purchase without undue discrimination as to source of supply or producer. These statutes have the effect of restricting our right as an owner of gathering facilities to decide with whom we contract to purchase or transport natural gas. Federal law leaves any economic regulation of natural gas gathering to the states, and some of the states in which we operate have adopted complaint-based or other limited economic regulation of natural gas gathering activities. States in which we operate that have adopted some form of complaint-based regulation, like Texas, generally allow natural gas producers and shippers to file complaints with state regulators in an effort to resolve grievances relating to natural gas gathering access and rate discrimination.

      If the proposed merger with GulfTerra is consummated, the combined company will be subject to increased regulatory oversight by FERC and state regulatory agencies as certain of GulfTerra’s companies, assets and service are regulated by FERC, including its interstate natural gas pipeline system, interstate natural gas storage facilities and service provided by its intrastate natural gas pipelines pursuant to Section 311 of the Natural Gas Policy Act. For example, High Island Offshore System, L.L.C. (“HIOS”), an interstate natural gas pipeline owned by GulfTerra, is subject to a pending rate case before FERC. GulfTerra is seeking to increase its transportation rates, but several parties have protested the increased rate. FERC has accepted HIOS’ tariff sheets implementing the new rates subject to refund and set certain issues for hearing. FERC’s decision will dictate HIOS’ rates, thereby impacting the combined company’s cash flow.

      Additionally, in December 1999, GulfTerra Texas (formerly EPGT Texas) filed a petition with the FERC for approval of its rates for interstate transportation service pursuant to Section 311 of the NGPA. In June 2002, the FERC issued an order that required revisions to GulfTerra Texas’ proposed maximum rates. The changes ordered by the FERC involve reductions to rate of return and depreciation rates, and revisions to the proposed rate design, including a requirement to state separately rates for gathering service. The FERC also ordered refunds to customers for the difference, if any, between the originally proposed levels and the revised rates ordered by the FERC. GulfTerra believes the amount of any rate refund would be minimal since most transportation services are discounted from the maximum rate. GulfTerra Texas has established a reserve for refunds. In July 2002, GulfTerra Texas requested rehearing on certain issues raised by the FERC’s order, including the depreciation rates and the requirement to state separately a gathering rate. On February 25, 2004, the FERC issued an order denying GulfTerra Texas’ request for rehearing and ordering GulfTerra Texas to file, within 45 days from the issuance of the order, a calculation of refunds and a refund plan. Subsequently, the FERC extended that filing deadline to July 12, 2004. Additionally, the FERC’s February 25, 2004 order directed GulfTerra Texas to file a new rate case or justification of existing rates within three years. GulfTerra Texas has filed a timely request for rehearing of that requirement, which request is currently pending.

      The combined company will also be subject to increased regulatory oversight by state regulatory agencies. GulfTerra owns significant assets, such as its interests in gathering systems in Alabama, Colorado, Mississippi, New Mexico and Texas, that are regulated by state regulatory agencies. GulfTerra also has intrastate natural gas pipelines regulated by state regulatory agencies in Alabama and Texas. GulfTerra’s NGL gathering and intrastate transportation pipelines are located in Texas. All of these facilities are regulated to some degree by state regulatory agencies.

      GulfTerra’s offshore oil and gas pipelines also are subject to oversight by FERC and other federal agencies under Outer Continental Shelf Lands Act, and the Department of Transportation’s Office of Pipeline Safety under the Natural Gas Pipeline Safety Act of 1968.

Risk Related to Our Common Units as a Result of Our Partnership Structure

      In addition to the risks set forth in the accompanying prospectus under “Risk Factors — Risks Relating to Our Common Units as a Result of Our Partnership Structure,” the following risk will also apply to an investment in our common units.

A large number of our outstanding common units or GulfTerra’s common units may be sold in the market following this offering, which may depress the market price of our common units.

      Sales of a substantial number of our common units in the public market following this offering could cause the market price of our common units to decline. Upon completion of this offering, a total of approximately 227,161,604 of our common units and 4,413,549 Class B special units, which may become convertible into an equal number of our common units, will be outstanding. Shell US Gas & Power LLC, which will own 41,000,000 of our common units following this offering, representing approximately 17.3% of our outstanding common units after giving effect to this offering, has publicly announced its intention to reduce its holdings of our common units on an orderly schedule over a period of years, taking into account market conditions. Under a registration rights agreement, we are obligated, subject to certain limitations and conditions, to register the common units held by Shell US Gas & Power for resale. Additionally, after the closing of the merger, El Paso Corporation will own approximately 13,500,000 of our common units. Six months after the closing of the merger, or earlier in certain circumstances, El Paso Corporation will have the right for three years to contribute all of its 9.9% membership interest in our general partner to our general partner in return for a number of common units equal to 9.9% of the aggregate quarterly distribution paid by us to our general partner divided by the preceding quarterly distribution per unit paid to the holders of our common units. Our general partner may elect to deliver Enterprise common units that it owns (which it may acquire from an affiliate of EPCO), an equivalent cash amount or a combination of Enterprise common units and cash. Under a registration rights agreement, we are obligated, subject to certain limitations and conditions, to register the common units held by El Paso Corporation for resale. Sales of a substantial number of these units in the trading markets, whether in a single transaction or series of transactions, or the possibility that these sales may occur, could reduce the market price of our outstanding common units. In addition, these sales, or the possibility that these sales may occur, could make it more difficult for us to sell our common units in the future.

      In addition, an affiliate of Goldman, Sachs & Co., an underwriter in this offering, beneficially owns approximately 5,500,000 GulfTerra common units, approximately 3,700,000 of which are being registered pursuant to a registration rights agreement with GulfTerra. GulfTerra has filed a registration statement with the SEC to register these GulfTerra common units, but this registration statement has not yet been declared effective. Once the registration statement is declared effective, the Goldman, Sachs & Co. affiliate may from time to time sell its GulfTerra common units, taking into account market conditions. Following the announcement of our proposed merger with GulfTerra, the trading prices of GulfTerra common units and Enterprise common units have influenced one another due to market expectations concerning the likelihood of the consummation of the proposed merger and the future prospects of the combined company. The Goldman, Sachs & Co. affiliate has not agreed to a lock-up agreement for its GulfTerra common units in connection with this offering. Following the effectiveness of the registration statement, the Goldman Sachs & Co. affiliate may determine to sell promptly all or a portion of its GulfTerra common units, to the extent permitted by applicable rules and regulations. Future sales by the Goldman, Sachs & Co. affiliate of all or a portion of its GulfTerra common units in the trading markets, whether in a single transaction or series of transactions, or the possibility that these sales may occur, could depress the market price of Enterprise’s common units.

      GulfTerra has outstanding 35 series F1 convertible units and 80 Series F2 convertible units, all of which are owned by one holder. Subject to certain limitations, the holder may, upon payment of a conversion price determined by reference to the market price of GulfTerra’s common units at the time of conversion, convert its Series F convertible units into a maximum of approximately 6.9 million GulfTerra common units. The GulfTerra common units to be issued upon conversion have been registered with the SEC. Following the announcement of our proposed merger with GulfTerra, the trading prices of GulfTerra common units and Enterprise common units have influenced one another due to market expectations concerning the likelihood of the consummation of the proposed merger and the future prospects of the combined company. If the holder were to dispose of a substantial portion of the GulfTerra common units it owns or receives upon conversion of the Series F convertible units in the trading markets, it could depress the market price of Enterprise’s common units.

Tax Risks Related to Owning Enterprise Common Units

      Discussed below are federal income tax risks related to the merger and owning and disposing of common units received in the merger. You are urged to read “Tax Consequences” in this prospectus supplement and “Tax Consequences” and “Risk Factors — Tax Risks to Common Unitholders” in the accompanying prospectus for a more complete discussion of the federal income tax risks related to owning and disposing of common units.

The merger may result in income recognition by GulfTerra and Enterprise unitholders.

      As a result of the merger, each Enterprise and GulfTerra common unitholder’s share of nonrecourse liabilities will be recalculated. Each Enterprise and GulfTerra unitholder will be treated as receiving a deemed cash distribution equal to the excess, if any, of such unitholder’s share of nonrecourse liabilities immediately before the merger and such unitholder’s share of nonrecourse liabilities immediately following the merger. If the amount of the deemed cash distribution received by a GulfTerra or Enterprise common unitholder exceeds the unitholder’s basis in its partnership interest, such unitholder will recognize gain in an amount equal to such excess. The application of the rules governing the allocation of nonrecourse liabilities in the context of the merger is complex and subject to uncertainty. While Enterprise has agreed to apply these rules, to the extent permissible, in a manner that minimizes the amount of any net decrease in the amount of debt allocable to the GulfTerra and Enterprise unitholders, there can be no assurance that there will not be a net decrease in the amount of nonrecourse liabilities allocable to a GulfTerra common unitholder or an Enterprise common unitholder as a result of the merger.

No ruling has been obtained with respect to the tax consequences of the merger.

      While it is anticipated that no gain or loss will be recognized by an Enterprise unitholder or GulfTerra unitholder as a result of the merger (except with respect to a net decrease in a unitholder’s share of nonrecourse liabilities discussed below), no ruling has been or will be requested from the Internal Revenue Service with respect to the tax consequences of the merger. Instead, Enterprise and GulfTerra are relying on the opinions of their respective counsel as to the tax consequences of the merger, and counsel’s conclusions may not be sustained if challenged by the Internal Revenue Service.

BUSINESS AND PROPERTIES

Our Business and Properties

      This section summarizes information from our Annual Report on Form 10-K for the year ended December 31, 2003. For a more detailed discussion of our business, please read the “Business and Properties” section contained in our 2003 Annual Report on Form 10-K.

      Formed in 1998 as a limited partnership, our company is a leading North American midstream energy company that provides a wide range of services to producers and consumers of natural gas and NGLs. We provide integrated services to our customers and generate fee-based cash flow from multiple sources along our natural gas and NGL “value chain.” Our services include the:

•	gathering and transmission of raw natural gas from both onshore and offshore Gulf of Mexico developments;

•	processing of raw natural gas into a marketable product that meets industry quality specifications by removing mixed NGLs and impurities;

•	purchase of natural gas for resale to our industrial, utility and municipal customers;

•	transportation of mixed NGLs to fractionation facilities by pipeline;

•	fractionation (or separation) of mixed NGLs produced as by-products of crude oil refining and natural gas production into component NGL products: ethane, propane, isobutene, normal butane and natural gasoline;

•	transportation of NGL products to end-users by pipeline, railcar and truck;

•	import and export of NGL products and petrochemical products through our dock facilities;

•	fractionation of refinery-sourced propane/propylene mix into high purity propylene, propane and mixed butane;

•	transportation of high purity propylene to end-users by pipeline;

•	storage of natural gas, mixed NGLs, NGL products and petrochemical products;

•	conversion of normal butane to isobutane through the process of isomerization;

•	production of high-octane additives for motor gasoline from isobutane; and

•	sale of NGLs and petrochemical products we produce and/or purchase for resale.

      In addition to our current strategic position in the Gulf of Mexico, we have access to major natural gas and NGL supply basins throughout the United States and Canada, including the Rocky Mountains, the San Juan and Permian basins, the Mid-Continent region and, through third-party pipeline connections, north into Canada’s Western Sedimentary basin. Our asset platform in the Gulf Coast region of the United States, combined with our Mid-America and Seminole pipeline systems, creates the only integrated natural gas and NGL transportation, fractionation, processing, storage and import/export network in North America.

Our Business Segments

      Our business has five reportable segments:

•	Pipelines;

•	Fractionation;

•	Processing;

•	Octane Enhancement; and

•	Other.

Pipelines

      Our Pipelines segment includes approximately 14,000 miles of NGL, petrochemical and natural gas pipelines located primarily in the Rocky Mountain, Mid-Continent and Gulf Coast regions of the United States. This segment also includes our storage and import/export terminalling businesses.

Fractionation

      Our Fractionation segment includes eight NGL fractionators, the largest commercial isomerization complex in the United States and four propylene fractionation facilities. NGL fractionators separate mixed NGL streams produced as by-products of natural gas production and crude oil refining into discrete NGL products: ethane, propane, isobutene, normal butane and natural gasoline. Our isomerization complex converts normal butane into isobutane. Our propylene fractionators separate refinery-sourced propane/propylene mix into propane, propylene and mixed butane.

Processing

      Our Processing segment is comprised of our natural gas processing business and related NGL marketing activities. At the core of our natural gas processing business are 13 gas plants, located primarily in south Louisiana, that process raw natural gas into a product that meets pipeline and industry specifications by removing NGLs and impurities. In connection with our processing businesses, we receive a portion of the NGL production from these gas plants. This equity NGL production, together with the NGLs we purchase, supports the NGL marketing activities included in this operating segment.

      South Texas Midstream Assets. At the closing of the merger, we will also acquire selected natural gas treating and processing plants and related assets from subsidiaries of El Paso Corporation. These assets are located in Texas and have historically been associated with and are integral to GulfTerra’s Texas intrastate natural gas pipeline system.

      The South Texas midstream assets include nine turbo-expander cryogenic natural gas processing plants, in which NGLs are extracted from natural gas. The following table describes the capacities of the cryogenic plants to be acquired:

Capacity
Plant Name	(MMcf/d)

Armstrong	250
Delmita	135
Gilmore	260
Matagorda	250
San Martin	200
Shilling	110
Shoup	285
Sonora	100
Thompsonville	300

      In addition to these cryogenic processing plants, we are acquiring the Brushy Creek treating plant, which removes carbon dioxide from natural gas and has a capacity of up to 150 MMcf/d of natural gas, and the Delmita natural gas gathering system, which consists of approximately 294 miles of pipeline and ties approximately 140 connected wells to the Delmita Cryogenic Processing Plant.

Octane Enhancement and Other

      Our Octane Enhancement segment consists of a 66.7% ownership interest in Belvieu Environmental Fuels L.P., or BEF, which owns a facility that produces motor gasoline additives used to enhance octane. Our Other segment consists primarily of fee-based marketing services and unallocated cost of services that support its operations and business activities.

GulfTerra’s Business and Properties

      This section summarizes information from GulfTerra’s Annual Report on Form 10-K for the year ended December 31, 2003. While we are not incorporating the report by reference into this prospectus supplement, for a more detailed discussion of GulfTerra’s business, please read the “Business” section contained in its 2003 Annual Report on Form 10-K.

      Formed in 1993, GulfTerra is one of the largest publicly-traded MLPs in terms of market capitalization. GulfTerra manages a balanced, diversified portfolio of interests and assets relating to the midstream energy sector, which involves gathering, transporting, separating, handling, processing, fractionating and storing natural gas, oil and NGLs. GulfTerra considers this portfolio, which generates relatively stable cash flows, to be balanced due to its diversity of geographic locations, business segments, customers and product lines. GulfTerra’s interests and assets include:

•	onshore natural gas pipelines and processing facilities in Alabama, Colorado, Louisiana, Mississippi, New Mexico and Texas;

•	offshore oil and natural gas pipelines, platforms, processing facilities and other energy infrastructure in the Gulf of Mexico, primarily offshore Louisiana and Texas;

•	onshore NGL pipelines and fractionation facilities in Texas; and

•	onshore natural gas and NGL storage facilities in Louisiana, Mississippi and Texas.

      GulfTerra is one of the largest natural gas gatherers, based on miles of pipeline, in the prolific natural gas supply regions offshore in the Gulf of Mexico and onshore in Texas and the San Juan Basin, which covers a significant portion of the four corners region of Arizona, Colorado, New Mexico and Utah. These regions, especially the deeper water regions of the Gulf of Mexico, one of the United States’ fastest growing oil and natural gas producing regions, offer GulfTerra significant infrastructure growth potential through the acquisition and construction of pipelines, platforms, processing and storage facilities and other infrastructure.

GulfTerra’s Business Segments

      GulfTerra’s business has four reportable segments:

•	Natural gas pipelines and plants;

•	Oil and NGL logistics;

•	Natural gas storage; and

•	Platform services.

      These segments are strategic business units that provide a variety of energy related services. For information relating to revenues from external customers, operating income and total assets of each segment, please read GulfTerra’s historical financial statements filed with the SEC on Enterprise’s Current Report on Form 8-K on April 20, 2004 and incorporated by reference into this prospectus supplement.

Natural Gas Pipelines and Plants

      GulfTerra owns interests in natural gas pipeline systems extending over 15,500 miles, with a combined maximum design capacity (net to GulfTerra’s interest) of over 10.9 billion cubic feet per day, or Bcf/d, of natural gas. GulfTerra owns or has interests in gathering systems onshore in Alabama, Colorado, Louisiana,

Mississippi, New Mexico and Texas, including the San Juan gathering system and the Texas Intrastate system. In addition to its onshore natural gas pipeline systems, GulfTerra’s offshore natural gas pipeline systems are strategically located to serve production activities in some of the most active drilling and development regions in the Gulf of Mexico, including select locations offshore of Texas, Louisiana and Mississippi, and to provide relatively low cost access to long-line transmission pipelines that access multiple markets in the eastern half of the United States.

      GulfTerra also owns interests in five processing and treating plants in New Mexico, Texas and Colorado. These plants have a combined maximum capacity of over 1.5 Bcf/d of natural gas and 50 thousand barrels per day, or MBbl/d, of NGL, including the Chaco cryogenic natural gas processing plant, the fifth largest natural gas processing plant in the United States measured by liquids produced.

Oil and NGL Logistics

      GulfTerra owns interests in three offshore oil pipeline systems, which extend over 340 miles and have a combined capacity of approximately 635 MBbl/d of oil with the addition of pumps and the use of friction reducers, and is constructing the 390-mile Cameron Highway Oil Pipeline. In addition to being strategically located in the vicinity of some prolific oil-producing regions in the Gulf of Mexico, GulfTerra’s oil pipeline systems are parallel to and interconnect with key segments of some of its natural gas pipeline systems and offshore platforms, which contain separation and handling facilities. This distinguishes GulfTerra from its competitors by allowing it to provide some producing properties with a unique single point of contact through which they may access a wide range of midstream services and assets.

      GulfTerra also owns over 1,000 miles of intrastate NGL gathering and transportation pipelines and four fractionation plants, all located in Texas and delivering fractionated and unfractionated NGL from South Texas to Houston and refineries and petrochemical plants along the Texas Gulf Coast. GulfTerra’s fractionation facilities have a combined capacity of approximately 120 MBbl/d.

      Additionally, GulfTerra owns a 3.3 million barrel, or MMBbl, propane storage business in Mississippi and owns or leases NGL storage facilities in Louisiana and Texas with aggregate capacity of approximately 21.3 MMBbls.

Natural Gas Storage

      GulfTerra owns the Petal and Hattiesburg salt dome natural gas storage facilities located in Mississippi, which are strategically situated to serve the Northeast, Mid-Atlantic and Southeast natural gas markets. These two facilities have a combined current working capacity of 13.5 Bcf, and are capable of delivering in excess of 1.2 Bcf/d of natural gas into five interstate pipeline systems: Transco, Destin Pipeline, Gulf South Pipeline, Southern Natural Gas Pipeline and Tennessee Gas Pipeline. Each of these facilities is capable of making deliveries at the high rates necessary to satisfy peak requirements in the electric generation industry.

      In addition, GulfTerra has the exclusive right to use the Wilson natural gas storage facility, which is comprised of 62 acres in Wharton County, Texas, and consists of four caverns with a working gas capacity of 6.4 Bcf and a maximum withdrawal capacity of 800 MMcf/d of natural gas.

Platform Services

      Offshore platforms are critical components of the offshore infrastructure in the Gulf of Mexico, supporting drilling and production operations, and therefore play a key role in the overall development of offshore oil and natural gas reserves. Platforms are used to:

•	interconnect the offshore pipeline grid;

•	provide an efficient means to perform pipeline maintenance;

•	locate compression, separation, production handling and other facilities; and

•	conduct drilling operations during the initial development phase of an oil and natural gas property.

      GulfTerra has interests in seven multi-purpose offshore hub platforms in the Gulf of Mexico and is constructing the Marco Polo tension leg platform. These platforms were specifically designed to be used as deepwater hubs and production handling and pipeline maintenance facilities. Through these facilities, GulfTerra is able to provide a variety of midstream services to increase deliverability for, and attract new volumes into, its offshore pipeline systems.

Other Assets

      GulfTerra owns interests in four oil and natural gas properties located in waters offshore of Louisiana. Production is gathered, transported, and processed through its pipeline systems and platform facilities, and sold to various third parties and subsidiaries of El Paso Corporation. GulfTerra has announced that it intends to continue to concentrate on fee-based operations that traditionally provide more stable cash flow and de-emphasize its commodity-based activities, including withdrawal from the oil and natural gas production business by not acquiring additional properties.

MANAGEMENT

Our Management

      The following table sets forth certain information with respect to the executive officers and members of the board of directors of our general partner. Executive officers and directors are elected for one-year terms.

		Position with General Partner
Name	Age	of Combined Company

Dan L. Duncan	71	Director and Chairman of the Board
O.S. Andras	68	Director, President and Chief Executive Officer
Richard H. Bachmann	51	Executive Vice President, Chief Legal Officer and Secretary
Michael A. Creel	50	Executive Vice President and Chief Financial Officer
A.J. Teague	59	Executive Vice President
William D. Ray	68	Executive Vice President
Charles E. Crain	70	Senior Vice President
W. Ordemann	44	Senior Vice President
Gil H. Radtke	43	Senior Vice President
James M. Collingsworth	49	Senior Vice President
James A. Cisarik	46	Senior Vice President
Lynn L. Bourdon	42	Senior Vice President
Michael J. Knesek	49	Vice President, Controller and Principal Accounting Officer
W. Randall Fowler	47	Vice President and Treasurer
Dr. Ralph S. Cunningham	63	Director
Lee W. Marshall, Sr.	71	Director
Richard S. Snell	61	Director

      Dan L. Duncan was elected Chairman and a Director of our general partner in April 1998. Mr. Duncan has served as Chairman of the Board of our predecessor, EPCO, since 1979.

      O.S. Andras was elected President, Chief Executive Officer and a Director of our general partner in April 1998. Mr. Andras served as President and Chief Executive Officer of EPCO from 1996 to February 2001 and currently serves as Vice Chairman of the Board of EPCO.

      Richard H. Bachmann was elected Executive Vice President, Chief Legal Officer and Secretary of our general partner and EPCO in January 1999. Mr. Bachmann served as a director of our general partner from June 2000 to January 2004.

      Michael A. Creel was elected an Executive Vice President of our general partner and EPCO in February 2001, having served as a Senior Vice President of our general partner and EPCO since November 1999. In June 2000, Mr. Creel, a certified public accountant, assumed the role of Chief Financial Officer of our general partner and EPCO along with his other responsibilities.

      A.J. Teague was elected an Executive Vice President of our general partner in November 1999. From 1998 to 1999 he served as President of Tejas Natural Gas Liquids, LLC, then a Shell affiliate.

      William D. Ray was elected an Executive Vice President of our general partner in April 1998. Mr. Ray served as EPCO’s Executive Vice President of Supply and Marketing from 1985 to 1998.

      Charles E. Crain was elected a Senior Vice President of our general partner in April 1998. Mr. Crain served as Senior Vice President of Operations for EPCO from 1991 to 1998.

      William Ordemann joined us as a Vice President of our general partner in October 1999 and was elected a Senior Vice President in September 2001. From January 1997 to February 1998, Mr. Ordemann was a Vice President of Shell Midstream Enterprises, LLC, and from February 1998 to September 1999 was a Vice President of Tejas Natural Gas Liquids, LLC, both Shell affiliates.

      Gil H. Radtke was elected a Senior Vice President of our general partner in February 2002. Mr. Radtke joined us in connection with our purchase of Diamond-Koch’s storage and propylene fractionation assets in January and February 2002. Before joining us, Mr. Radtke served as President of the Diamond-Koch joint venture from 1999 to 2002, where he was responsible for its storage, propylene fractionation, pipeline and NGL fractionation businesses. From 1997 to 1999 he was Vice President, Petrochemicals and Storage of Diamond-Koch.

      James M. Collingsworth joined our general partner as a Vice President in November 2001 and was elected a Senior Vice President in November 2002. Previously, he served as a board member of Texaco Canada Petroleum Inc. from July 1998 to October 2001 and was employed by Texaco from 1991 to 2001 in various management positions, including Senior Vice President of NGL Assets and Business Services from July 1998 to October 2001.

      James A. Cisarik was elected a Senior Vice President of our general partner in February 2003. Mr. Cisarik joined us in April 2001 when we acquired Acadian Gas from Shell. His primary responsibility since joining us has been oversight of the commercial activities of our natural gas businesses, principally those of Acadian Gas and our Gulf of Mexico natural gas pipeline investments. From February 1999 through March 2001, Mr. Cisarik was a Senior Vice President of Coral Energy, LLC, and from 1997 to February 1999 was Vice President, Market Development of Tejas Energy, LLC, both affiliates of Shell, with responsibilities in market development for their Texas and Louisiana natural gas pipeline systems.

      Lynn L. Bourdon, III was elected a Senior Vice President of our general partner on December 10, 2003. His primary responsibility since joining us has been oversight of all NGL supply and marketing functions. Previously, Mr. Bourdon served as Senior Vice President and Chief Commercial Officer of Orion Refining Corporation from July 2001 through November 2003, and was a shareholder in En*Vantage, Inc., a business investment and energy services company serving the petrochemicals and energy industries, from September 1999 through July 2001. He also served as a Senior Vice President of PG&E Corporation for gas transmission commercial operations from August 1997 through August 1999.

      Michael J. Knesek was elected Principal Accounting Officer and a Vice President of our general partner in August 2000. Since 1990, Mr. Knesek, a certified public accountant, has been the Controller and a Vice President of EPCO.

      W. Randall Fowler joined us as director of investor relations in January 1999 and was elected to the positions of Treasurer and a Vice President of our general partner and EPCO in August 2000.

      Dr. Ralph S. Cunningham was elected a Director of our general partner in April 1998. Dr. Cunningham retired in 1997 from CITGO Petroleum Corporation, where he had served as President and Chief Executive Officer since 1995. Dr. Cunningham serves as a director of Tetra Technologies, Inc. (a publicly traded energy services and chemicals company), EnCana Corporation (a Canadian publicly traded independent oil and natural gas company) and Agrium, Inc. (a Canadian publicly traded agricultural chemicals company) and was a director of EPCO from 1987 to 1997. Dr. Cunningham serves as Chairman of our Audit and Conflicts Committee.

      Lee W. Marshall, Sr. was elected a Director of our general partner in April 1998. Mr. Marshall has been the Managing Partner and principal owner of Bison Resources, LLC, (a privately held oil and gas production company) since 1993. Previously, he held senior management positions with Union Pacific Resources, as Senior Vice President, Refining, Manufacturing and Marketing, with Wolverine Exploration Company as Executive Vice President and Chief Financial Officer and with Tenneco Oil Company as Senior Vice President, Marketing. Mr. Marshall is a member of our Audit and Conflicts Committee.

      Richard W. Snell was elected a Director of our general partner in June 2000. Mr. Snell was an attorney with the Snell & Smith, P.C. law firm in Houston, Texas from the founding of the firm in 1993 until May 2000. Since May 2000 he has been a partner with the law firm of Thompson & Knight LLP in Houston, Texas. Mr. Snell is also a certified public accountant. Mr. Snell is a member of our Audit and Conflicts Committee.

Management of the Combined Company

      Under the limited liability company agreement of the general partner of the combined company, Dan L. Duncan, acting through a wholly owned subsidiary, will have the right to designate not less than five nor more than 10 persons to the board of directors of the general partner, a majority of whom must be independent directors under the criteria established by the NYSE.

      The following persons will be appointed to the director and officer positions set forth opposite their names in the table below. We expect that further appointments will be made in the future.

		Position with General Partner
Name	Age	of Combined Company

Dan L. Duncan	71	Director and Chairman of the Board
O. S. Andras	68	Director and Vice Chairman of the Board and Chief Executive Officer
Robert G. Phillips	49	Director and President and Chief Operating Officer
Dr. Ralph S. Cunningham	63	Director*
Lee W. Marshall	71	Director*
Richard S. Snell	61	Director*
W. Matt Ralls	53	Director*
Richard H. Bachmann	51	Executive Vice President, Secretary and Chief Legal Officer
Michael A. Creel	50	Executive Vice President and Chief Financial Officer
James H. Lytal	46	Executive Vice President
A. James Teague	59	Executive Vice President
Charles E. Crain	70	Senior Vice President
Gil H. Radtke	43	Senior Vice President

*	Independent directors

      Biographical information regarding Messrs. Duncan, Andras, Cunningham, Marshall, Snell, Bachmann, Creel, Teague, Crain and Radtke is set forth above under “— Our Management.” Biographical information regarding Messrs. Phillips, Ralls and Lytal is set forth below.

      Robert G. Phillips has served as a Director of GulfTerra’s general partner since August 1998. He has served as Chief Executive Officer for GulfTerra and its general partner since November 1999 and as Chairman since October 2002. He served as Executive Vice President from August 1998 to October 1999. Mr. Phillips has served as President of El Paso Field Services Company since June 1997. He served as President of El Paso Energy Resources Company from December 1996 to June 1997, President of El Paso Field Services Company from April 1996 to December 1996 and Senior Vice President of El Paso Corporation from September 1995 to April 1996. For more than five years prior, Mr. Phillips was Chief Executive Officer of Eastex Energy, Inc.

      W. Matt Ralls has served as a Director of GulfTerra’s general partner since May 2003 and is the Senior Vice President and Chief Financial Officer of GlobalSantaFe, an international contract drilling company. From 1997 to 2001, he was Vice President, Chief Financial Officer, and Treasurer of Global Marine, Inc.

Previously, he served as Executive Vice President, Chief Financial Officer, and Director of Kelley Oil and Gas Corporation and as Vice President of Capital Markets and Corporate Development for The Meridian Resource Corporation before joining Global Marine. He spent the first 17 years of his career in commercial banking at the senior management level.

      James H. Lytal has served as a Director of GulfTerra’s general partner since August 1994 and as GulfTerra’s President and the President of GulfTerra’s general partner since July 1995. He served as Senior Vice President of GulfTerra and its general partner from August 1994 to June 1995. Prior to joining GulfTerra, Mr. Lytal served in various capacities in the oil and gas exploration and production and gas pipeline industries with United Gas Pipeline Company, Texas Oil and Gas, Inc. and American Pipeline Company.

TAX CONSEQUENCES

Tax Consequences of an Investment in Our Common Units

      The tax consequences to you of an investment in common units will depend in part on your own tax circumstances. For a discussion of the principal federal income tax considerations associated with our operations and the ownership and disposition of common units, please read “Tax Consequences” beginning on page 39 of the accompanying prospectus. We recommend that you consult your own tax advisor about the federal, state, local and foreign tax consequences peculiar to your circumstances.

      We estimate that if you purchase common units in this offering and own them through December 31, 2006, then you will be allocated, on a cumulative basis, an amount of federal taxable income for that period that will be less than 10% of the cash distributed with respect to that period. We expect this estimate to remain the same following the GulfTerra merger. If you own common units purchased in this offering for a shorter period, the percentage of federal taxable income allocated to you may be higher. These estimates are based upon the assumption that our available cash for distribution will approximate the amount required to distribute cash to the holders of the common units in an amount equal to the quarterly distribution of $0.3725 per unit and other assumptions with respect to capital expenditures, cash flow and anticipated cash distributions. These estimates and assumptions are subject to, among other things, numerous business, economic, regulatory, competitive and political uncertainties beyond our control. Further, the estimates are based on current tax law and certain tax reporting positions that we have adopted with which the IRS could disagree. In addition, subsequent issuances of equity securities by us could also affect the percentage of distributions that will constitute taxable income. Accordingly, we cannot assure you that the estimates will be correct. The actual percentage of distributions that will constitute taxable income could be higher or lower, and any differences could be material and could materially affect the value of the common units.

      No ruling has been or will be sought from the IRS and the IRS has made no determination as to our status or the status of the operating partnership as partnerships for federal income tax purposes or whether our operations generate “qualifying income” under Section 7704 of the Internal Revenue Code. Instead, we will rely on the opinion of counsel that, based upon the Internal Revenue Code, its regulations, published revenue rulings and court decisions and the representations described below, we and the operating partnership will be classified as a partnership for federal income tax purposes.

      In rendering its opinion, counsel has relied on factual representations made by us and the general partner. The representations made by us and our general partner upon which counsel has relied include:

(a) Neither we nor the operating partnership will elect to be treated as a corporation;

(b) For each taxable year, more than 90% of our gross income will be income from sources that our counsel has opined or will opine is “qualifying income” within the meaning of Section 7704(d) of the Internal Revenue Code; and

(c) The interest rate swaps entered into on March 17, 2004 by our operating partnership in an aggregate notional amount of $1.85 billion were (i) properly identified as hedging transactions under applicable treasury regulations and (ii) entered into in order to hedge interest rate risk with respect to debt expected to be incurred on or around September 30, 2004 in connection with the proposed merger with GulfTerra. Enterprise intends to enter into the financings to which the swap agreements relate in connection with the proposed merger. In the event the merger and related financings do not occur within a reasonable period of time around September 30, 2004, our operating partnership intends to and is capable of entering into financings similar to those financings to which the swap agreements relate, in an amount sufficient and within the time period sufficient to assure that the representation in clause (b) above continues to be accurate, taking into account the gain recognized on the swap agreements.

      For an explanation of the consequences if we fail to meet the “qualifying income” exception, please see “Tax Consequences — Partnership Status” in the accompanying prospectus.

Tax Consequences of the Merger

      For U.S. federal income tax purposes, except as described below with respect to a net decrease in a unitholder’s share of nonrecourse liabilities no gain or loss will be recognized by a GulfTerra unitholder or an Enterprise unitholder as a result of the merger. The merger will, however, result in the recalculation of each Enterprise and GulfTerra common unitholder’s share of nonrecourse liabilities. Each Enterprise and GulfTerra unitholder will be treated as receiving a deemed cash distribution equal to the excess, if any, of the unitholder’s share of nonrecourse liabilities immediately before the merger and the unitholder’s share of the nonrecourse liabilities immediately following the merger. If the amount of the deemed cash distribution received by a GulfTerra or Enterprise common unitholder exceeds such unitholder’s basis in its partnership interest, such unitholder will recognize gain in an amount equal to such excess.

      The application of the rules governing the allocation of nonrecourse liabilities in the context of the merger is complex and subject to uncertainty. We have agreed to apply these rules, to the extent permissible, in a manner that minimizes the amount of any net decrease in the amount of nonrecourse liabilities allocable to the GulfTerra and Enterprise unitholders. We and GulfTerra do not anticipate that there will be a material decrease in the amount of nonrecourse liabilities allocable to a GulfTerra common unitholder or an Enterprise common unitholder as a result of the merger.

INDEX TO UNAUDITED PRO FORMA FINANCIAL STATEMENTS

Enterprise Products Partners L.P. Unaudited Pro Forma Consolidated Financial Statements:

Introduction	F-2
Pro Forma Condensed Statement of Consolidated Operations for the year ended December 31, 2003	F-3
Pro Forma Condensed Consolidated Balance Sheet at December 31, 2003	F-5
Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements	F-7
Pro Forma Sensitivity Analysis	F-17

ENTERPRISE PRODUCTS PARTNERS L.P.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Introduction

      The following unaudited pro forma financial information has been prepared to assist in the analysis of financial effects of the proposed merger between Enterprise Products Partners L.P. and GulfTerra Energy Partners, L.P. announced on December 15, 2003. The pro forma condensed statement of consolidated operations for the year ended December 31, 2003 assumes the merger-related transactions (as described on page F-7) all occurred on January 1, 2003. The pro forma condensed consolidated balance sheet shows the financial effects of the merger-related transactions as if they had occurred on December 31, 2003 (to the extent not already recorded). In addition, these pro forma statements also give effect to the sale of 12,500,000 Enterprise common units in this offering.

      Unless the context requires otherwise, references to “we,” “us,” “our,” or “Enterprise” are intended to mean the consolidated business and operations of Enterprise Products Partners L.P. References to “GulfTerra” are intended to mean the consolidated business and operations of GulfTerra Energy Partners, L.P. and its subsidiaries. References to “El Paso Corporation” are intended to mean El Paso Corporation, its subsidiaries and affiliates (other than GulfTerra). El Paso Corporation was the majority owner of GulfTerra’s general partner prior to December 15, 2003 and owns a limited partner interest in GulfTerra.

      The unaudited pro forma condensed consolidated financial statements of Enterprise should be read in conjunction with and are qualified in their entirety by reference to the notes accompanying such pro forma condensed consolidated financial statements and with the historical consolidated financial statements and related notes of Enterprise included in its Annual Report on Form 10-K for the year ended December 31, 2003. The condensed consolidated financial statements of GulfTerra included herein are qualified in their entirety by reference to the historical consolidated financial statements and related notes of GulfTerra included in Enterprise’s Current Report on Form 8-K filed with the Commission on April 20, 2004 and incorporated by reference into this prospectus supplement. The condensed combined financial statements of El Paso Hydrocarbons, L.P. and El Paso NGL Marketing Company, L.P. (collectively, the “South Texas Midstream Assets”) included herein are qualified in their entirety by reference to the historical combined financial statements and related notes of the South Texas Midstream Assets included in Enterprise’s Current Report Form 8-K filed with the Commission on April 16, 2004 and incorporated by reference into this prospectus supplement.

      The pending merger-related transactions will be accounted for using the purchase method of accounting. For purposes of this pro forma financial information, “goodwill” represents potential intangible assets and remaining goodwill, if any. The estimates of fair value of the acquired assets and liabilities are based on preliminary assumptions which will be updated and will change from the amounts shown. Such changes could impact amounts allocated to goodwill.

      The unaudited pro forma condensed financial statements do not give effect to any divestiture of assets that may be required for governmental approval of the proposed merger with GulfTerra.

      The unaudited pro forma condensed financial statements are based on assumptions that we believe are reasonable under the circumstances and are intended for informational purposes only. They are not necessarily indicative of the financial results that would have occurred if the transactions described herein had taken place on the dates indicated, nor is it indicative of our future consolidated results. Please read “Pro Forma Sensitivity Analysis” beginning on page F-17 for assumptions related to variable interest rates, fair value estimates and long-term financing options.

ENTERPRISE PRODUCTS PARTNERS L.P.

PRO FORMA CONDENSED STATEMENT OF CONSOLIDATED OPERATIONS

For the Year Ended December 31, 2003 (Part 1)

								Step Two
				Step One				Enterprise
	Enterprise	Step One		Enterprise	GulfTerra	Step Two		Pro Forma
	Historical	Adjustments		Pro Forma	Historical	Adjustments		(to Part 2)

	(Amounts in millions, except per unit amounts)
REVENUES	$5,346.4			$5,346.4	$871.5	$(26.8	)(n)	$6,191.1
COSTS AND EXPENSES
Operating costs and expenses	5,046.8			5,046.8	557.0	(26.8	)(n)	5,528.2
						(48.8	)(o)
Selling, general and administrative	37.5			37.5		48.8	(o)	86.3

Total	5,084.3			5,084.3	557.0	(26.8)		5,614.5

EQUITY IN INCOME (LOSS) OF UNCONSOLIDATED AFFILIATES	(14.0)	$34.7	(b)	20.7		11.4	(o)	(2.6)
						(34.7	)(i)

OPERATING INCOME	248.1	34.7		282.8	314.5	(23.3)		574.0

OTHER INCOME (EXPENSE)
Interest expense	(140.8)	(6.9	)(c)	(147.7)	(127.8)	13.0	(j)	(271.0)
						(8.5	)(k)
Loss due to early redemptions of debt					(36.9)			(36.9)
Earnings from unconsolidated affiliates					11.4	(11.4	)(o)
Other, net	6.4			6.4	1.2	0.8	(m)	8.4

Total	(134.4)	(6.9)		(141.3)	(152.1)	(6.1)		(299.5)

INCOME BEFORE PROVISION FOR INCOME TAXES AND MINORITY INTEREST	113.7	27.8		141.5	162.4	(29.4)		274.5
PROVISION FOR INCOME TAXES	(5.3)			(5.3)				(5.3)

INCOME BEFORE MINORITY INTEREST	108.4	27.8		136.2	162.4	(29.4)		269.2
MINORITY INTEREST	(3.9)	0.9	(a)	(3.0)	(0.9)			(3.9)

NET INCOME FROM CONTINUING OPERATIONS	$104.5	$28.7		$133.2	$161.5	$(29.4)		$265.3

ALLOCATION OF NET INCOME:
Limited Partners	$83.8							$230.3

General Partner	$20.7							$35.0

BASIC EARNINGS PER UNIT:
Number of units used in denominator	199.9					104.6	(g)	304.5

Net income from continuing operations	$0.42							$0.76

DILUTED EARNINGS PER UNIT:
Number of units used in denominator	206.4					104.6	(g)	311.0

Net income from continuing operations	$0.41							$0.74

The accompanying notes are an integral part of these unaudited pro forma condensed financial statements.

ENTERPRISE PRODUCTS PARTNERS L.P.

PRO FORMA CONDENSED STATEMENT OF CONSOLIDATED OPERATIONS

For the Year Ended December 31, 2003 (Part 2)

	Step Two	South Texas
	Enterprise	Midstream			Step Three	Adjustments		Adjusted
	Pro Forma	Assets	Step Three		Enterprise	Due to Equity		Enterprise
	(from Part 1)	Historical	Adjustments		Pro Forma	Offering		Pro Forma

	(Amounts in millions, except per unit amounts)
REVENUES	$6,191.1	$1,430.7	$(36.9	)(s)	$7,153.0			$7,153.0
			(431.9	)(u)
COSTS AND EXPENSES
Operating costs and expenses	5,528.2	1,423.2	(36.9	)(s)	6,474.1			6,474.1
			(6.0	)(t)
			(427.2	)(u)
			(7.2	)(v)
Selling, general and administrative	86.3		7.2	(v)	93.5			93.5

Total	5,614.5	1,423.2	(470.1)		6,567.6			6,567.6

EQUITY IN INCOME (LOSS) OF UNCONSOLIDATED AFFILIATES	(2.6)				(2.6)			(2.6)

OPERATING INCOME	574.0	7.5	1.3		582.8			582.8

OTHER INCOME (EXPENSE)
Interest expense	(271.0)		(2.8	)(q)	(273.8)	$3.5	(w)	(270.3)
Loss due to early redemptions of debt	(36.9)				(36.9)			(36.9)
Other, net	8.4	0.1			8.5			8.5

Total	(299.5)	0.1	(2.8)		(302.2)	3.5		(298.7)

INCOME BEFORE PROVISION FOR INCOME TAXES AND MINORITY INTEREST	274.5	7.6	(1.5)		280.6	3.5		284.1
PROVISION FOR INCOME TAXES	(5.3)				(5.3)			(5.3)

INCOME BEFORE MINORITY INTEREST	269.2	7.6	(1.5)		275.3	3.5		278.8
MINORITY INTEREST	(3.9)				(3.9)			(3.9)

NET INCOME FROM CONTINUING OPERATIONS	$265.3	$7.6	$(1.5)		$271.4	$3.5		$274.9

ALLOCATION OF NET INCOME:
Limited Partners	$230.3							$238.4

General Partner	$35.0							$36.5

BASIC EARNINGS PER UNIT:
Number of units used in denominator	304.5					12.5	(w)	317.0

Net income from continuing operations	$0.76							$0.75

DILUTED EARNINGS PER UNIT:
Number of units used in denominator	311.0					12.5	(w)	323.5

Net income from continuing operations	$0.74							$0.74

The accompanying notes are an integral part of these unaudited pro forma condensed financial statements.

ENTERPRISE PRODUCTS PARTNERS L.P.

PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

December 31, 2003 (Part 1)

					Step Two
					Enterprise
	Enterprise	GulfTerra	Step Two		Pro Forma
	Historical	Historical	Adjustments		(to Part 2)

	(Amounts in millions)
ASSETS
Current Assets
Cash and cash equivalents	$44.3	$30.4	$36.1	(d)	$123.3
			44.1	(e)
			500.0	(f)
			(500.0	)(f)
			(31.6	)(l)
Accounts and notes receivable, net	462.5	158.0			620.5
Inventories	150.2				150.2
Other current assets	30.2	20.6	17.2	(m)	68.0

Total Current Assets	687.2	209.0	65.8		962.0
Property, plant and equipment, net	2,963.5	2,894.5			5,858.0
Investments in and Advances to Unconsolidated Affiliates	767.8	175.8	(425.0	)(i)	518.6
Intangible Assets, net	268.9	3.4			272.3
Goodwill	82.4		2,609.6	(j)	2,692.0
Other Assets	33.0	38.9	23.1	(m)	95.0

Total Assets	$4,802.8	$3,321.6	$2,273.5		$10,397.9

LIABILITIES & COMBINED EQUITY
Current Liabilities
Current maturities of debt	$240.0	$3.0	$500.0	(f)	$743.0
Accounts payable	106.4	152.7			259.1
Accrued gas payables and other expenses	693.0	26.6			719.6
Other current liabilities	57.5	27.0			84.5

Total Current Liabilities	1,096.9	209.3	500.0		1,806.2
Long-Term Debt	1,899.5	1,808.8	$118.3	(j)	3,826.6
Other Long-Term Liabilities	14.1	49.0			63.1
Minority Interest	86.4	1.8			88.2
Commitments and Contingencies
Combined Equity
Limited Partners
Common Units	1,582.9	898.1	35.7	(d)	4,393.7
			43.7	(e)
			2,364.9	(f)
			(977.5	)(f)
			445.9	(h)
Class B Special Units	100.2		32.8	(f)	139.2
			6.2	(h)
Series C Units		341.4	(341.4	)(f)
General Partner	34.3	13.2	0.4	(d)	92.4
			0.4	(e)
			48.9	(f)
			9.2	(h)
			(14.0	)(i)
Treasury Units	(16.5)				(16.5)
Accumulated Other Comprehensive Income	5.0				5.0

Total Combined Equity	1,705.9	1,252.7	1,655.2		4,613.8

Total Liabilities & Combined Equity	$4,802.8	$3,321.6	$2,273.5		$10,397.9

The accompanying notes are an integral part of these unaudited pro forma condensed financial statements.

ENTERPRISE PRODUCTS PARTNERS L.P.

PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

December 31, 2003 (Part 2)

	Step Two	South Texas
	Enterprise	Midstream			Step Three	Adjustments		Adjusted
	Pro Forma	Assets	Step Three		Enterprise	Due to Equity		Enterprise
	(from Part 1)	Historical	Adjustments		Pro Forma	Offering		Pro Forma

	(Amounts in millions)
ASSETS
Current Assets
Cash and cash equivalents	$123.3		$165.0	(p)	$123.3	$274.9	(w)	$123.3
			(165.0	)(p)		(12.9	)(w)
						(262.0	)(w)
Accounts and notes receivable, net	620.5	$177.1	(177.1	)(u)	620.5			620.5
Inventories	150.2	15.0			165.2			165.2
Other current assets	68.0	7.1	(7.1	)(u)	68.0	(1.0	)(w)	67.0

Total Current Assets	962.0	199.2	(184.2)		977.0	(1.0)		976.0
Property, plant and equipment, net	5,858.0	316.3	(164.1	)(r)	6,010.2			6,010.2
Investments in and Advances to Unconsolidated Affiliates	518.6				518.6			518.6
Intangible Assets, net	272.3				272.3			272.3
Goodwill	2,692.0				2,692.0			2,692.0
Other Assets	95.0				95.0			95.0

Total Assets	$10,397.9	$515.5	$(348.3)		$10,565.1	$(1.0)		$10,564.1

LIABILITIES & COMBINED EQUITY
Current Liabilities
Current maturities of debt	$743.0		$165.0	(p)	$908.0	$(262.0	)(w)	$646.0
Accounts payable	259.1	$177.1	$(177.1	)(u)	259.1			259.1
Accrued gas payables and other expenses	719.6	14.2	(14.2	)(u)	719.6			719.6
Other current liabilities	84.5	2.6	(2.6	)(u)	84.5			84.5

Total Current Liabilities	1,806.2	193.9	(28.9)		1,971.2	(262.0)		1,709.2
Long-Term Debt	3,826.6				3,826.6			3,826.6
Other Long-Term Liabilities	63.1	2.2			65.3			65.3
Minority Interest	88.2				88.2			88.2
Commitments and Contingencies
Combined Equity
Limited Partners
Common Units	4,393.7				4,393.7	269.5	(w)	4,649.6
						(12.6	)(w)
						(1.0	)(w)
Class B Special Units	139.2				139.2			139.2
General Partner	92.4				92.4	5.4	(w)	97.5
						(0.3	)(w)
Treasury Units	(16.5)				(16.5)			(16.5)
Owners’ net investment		319.4	(329.1	)(r)
			9.7	(u)
Accumulated Other Comprehensive Income	5.0				5.0			5.0

Total Combined Equity	4,613.8	319.4	(319.4)		4,613.8	261.0		4,874.8

Total Liabilities & Combined Equity	$10,397.9	$515.5	$(348.3)		$10,565.1	$(1.0)		$10,564.1

The accompanying notes are an integral part of these unaudited pro forma condensed financial statements.

ENTERPRISE PRODUCTS PARTNERS L.P.

NOTES TO UNAUDITED PRO FORMA CONDENSED

CONSOLIDATED FINANCIAL STATEMENTS

      These unaudited pro forma condensed consolidated financial statements and underlying pro forma adjustments are based upon currently available information and certain estimates and assumptions made by Enterprise; therefore, actual results could materially differ from pro forma information. However, Enterprise believes the assumptions provide a reasonable basis for presenting the significant effects of the transactions noted herein. Enterprise believes the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the pro forma information. Please read “Pro Forma Sensitivity Analysis” beginning on page F-17 for assumptions related to variable interest rates, fair value estimates and long-term financing options.

      The proposed merger with GulfTerra is a three-step process outlined as follows:

•	Step One. On December 15, 2003, Enterprise purchased a 50% membership interest in GulfTerra’s general partner for $425 million. GulfTerra’s general partner owns a 1% general partner interest in GulfTerra. This investment is accounted for using the equity method and is already recorded in Enterprise’s historical balance sheet at December 31, 2003. This transaction is referred to as Step One of the proposed merger and will remain in effect even if the remainder of the proposed merger and post-merger transactions, which are referred to as Step Two and Step Three, do not occur.

•	Step Two. If all necessary regulatory and unitholder approvals are received and the other merger agreement conditions are either fulfilled or waived and the following steps are consummated, Enterprise will own 100% of the limited and general partner interests in GulfTerra. At that time, the proposed merger will be accounted for using the purchase method and GulfTerra will be a consolidated subsidiary of Enterprise. Step Two of the proposed merger includes the following transactions:

•	El Paso Corporation’s exchange of its remaining 50% membership interest in GulfTerra’s general partner for a 9.9% membership interest in Enterprise’s general partner and $370 million in cash from Enterprise’s general partner, and the subsequent capital contribution by Enterprise’s general partner of such 50% membership interest in GulfTerra’s general partner to Enterprise (without increasing Enterprise’s general partner’s interest in Enterprise’s earnings or cash distributions).

•	Enterprise’s purchase of 10,937,500 GulfTerra Series C units and 2,876,620 GulfTerra common units owned by El Paso Corporation for $500 million; and

•	The exchange of each remaining GulfTerra common unit for 1.81 Enterprise common units, resulting in the issuance of approximately 104.6 million Enterprise common units to GulfTerra unitholders.

•	Step Three. Immediately after Step Two is completed, Enterprise expects to acquire the South Texas Midstream Assets, which are comprised of nine cryogenic natural gas processing plants, one natural gas gathering system, one natural gas treating plant, and a small natural gas liquids connecting pipeline, from El Paso Corporation for $150 million, plus the value of then outstanding inventory.

ENTERPRISE PRODUCTS PARTNERS L.P.

NOTES TO UNAUDITED PRO FORMA CONDENSED

CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The total estimated consideration for the proposed merger with GulfTerra and the purchase of the South Texas Midstream Assets is summarized below (dollars in millions):

Step One transactions (completed):
Cash payment by Enterprise to El Paso Corporation for 50% membership interest in GulfTerra’s general partner	$425.0

Total Step 1 consideration	425.0

Step Two transactions (proposed):
Cash payment by Enterprise to El Paso Corporation or GulfTerra for equity interests	500.0
Value of 50% membership interest in GulfTerra’s general partner exchanged by El Paso Corporation with Enterprise’s general partner who will subsequently contribute it to Enterprise	461.3
Value of Enterprise common units to be issued in exchange for GulfTerra equity interests	2,446.6
Note receivable from El Paso Corporation	(40.3)
Transaction and other costs	31.6

Total Step Two consideration	3,399.2

Total Step One and Step Two consideration	3,824.2

Step Three transaction (to be completed after Step Two is completed):
Purchase of South Texas Midstream Assets from El Paso Corporation	165.0

Total consideration	$3,989.2

      The pro forma adjustments we made to the historical financial statements of Enterprise, GulfTerra and the South Texas Midstream Assets are described as follows:

Pre-Merger Adjustments:

(a)	Reflects the pro forma adjustment to minority interest expense related to Enterprise’s restructuring of the ownership interest of its general partner from a 1% direct interest in Enterprise and a 1.0101% minority interest in Enterprise’s consolidated operating subsidiary to a 2% direct interest in Enterprise. The pro forma adjustment removes $0.9 million in minority interest expense attributable to the general partner’s ownership interest in the earnings of the operating subsidiary during 2003. As a result of this adjustment, Enterprise’s allocation of earnings to its general partner increases by a similar amount. This transaction occurred in December 2003 immediately prior to the completion of Step One.

Step One Adjustments of Proposed Merger:

(b)	Until Step Two of the proposed merger is completed, Enterprise will account for its investment in GulfTerra’s general partner using the equity method. A preliminary analysis of Enterprise’s investment in GulfTerra’s general partner indicates that there is approximately $329 million of excess of cost over Enterprise’s underlying equity in GulfTerra’s general partner, the value of which has been initially attributed to indefinite life other tangible assets or goodwill.

ENTERPRISE PRODUCTS PARTNERS L.P.

NOTES TO UNAUDITED PRO FORMA CONDENSED

CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following table shows the pro forma adjustment to Enterprise’s equity earnings from unconsolidated affiliates for the year ended December 31, 2003 (dollars in millions):

Actual income allocation of GulfTerra to GulfTerra’s general partner of income from continuing operations for 2003	$69.4
Enterprise ownership interest in GulfTerra’s general partner	50%

Enterprise pro forma adjustment to equity earnings from unconsolidated affiliates for GulfTerra’s general partner	$34.7

(c)	Reflects the pro forma adjustment to interest expense associated with the $425 million cash purchase consideration which was borrowed by Enterprise to finance its purchase of a 50% interest in GulfTerra’s general partner. This transaction was financed by $225 million borrowed under an acquisition term loan and $200 million borrowed under Enterprise’s existing revolving credit facilities. The pro forma adjustment to interest expense is $6.9 million for the year ended December 31, 2003 and is based on the weighted-average 1.7% variable interest rate Enterprise is currently paying on borrowings under the Interim Term Loan and its existing revolving credit facilities. For an analysis of sensitivity of pro forma interest expense to Enterprise’s variable interest rates, please read the discussion titled “Pro Forma Sensitivity Analysis — Sensitivity to variable interest rates” on page F-17. For an analysis of sensitivity of pro forma interest expense to Enterprise’s long-term financing options, please read the discussion titled “Pro Forma Sensitivity Analysis — Sensitivity to long-term financing options” on page F-17.

Enterprise’s historical December 31, 2003 balance sheet already reflects the $425 million investment in GulfTerra’s general partner; therefore, no pro forma adjustment is required.

Step Two Adjustments of Proposed Merger:

(d)	Reflects the pro forma adjustments attributable to the assumed exercise of 1,116,000 GulfTerra common unit options outstanding at December 31, 2003 that are already vested or will vest immediately prior to the completion of Step Two of the proposed merger. For pro forma purposes, we have assumed that GulfTerra will receive the exercise price associated with these options and issue new common units. The pro forma balance sheet adjustments reflect the receipt of $36.1 million in proceeds received in connection with the assumed exercise of these options and a corresponding increase in partners’ equity, including GulfTerra’s general partner’s proportionate contribution of $0.4 million.

(e)	In May 2003, GulfTerra issued 80 Series F convertible units in a registered offering to a large institutional investor. Each Series F convertible unit is comprised of two separate detachable units — a Series F1 convertible unit and a Series F2 convertible unit — that have identical terms except for vesting and termination dates and the number of underlying GulfTerra common units into which they may be converted. The Series F1 units are convertible into up to $80 million of GulfTerra common units anytime after August 12, 2003, and until the date GulfTerra merges with Enterprise (subject to other defined extension rights). The Series F2 units are convertible into up to $40 million of GulfTerra common units. The Series F2 units terminate on March 30, 2005 (subject to extension rights).

During the first quarter of 2004, 45 Series F1 convertible units were converted into 1,146,418 GulfTerra common units, for which GulfTerra received net proceeds of $44.1 million, which includes GulfTerra’s general partner’s proportionate contribution of $0.4 million. Our pro forma adjustment reflects GulfTerra’s issuance of common units and the related proceeds. GulfTerra also received a proportionate contribution of $0.4 million from its general partner.

After allowing for the transaction described in the previous paragraph, the holder of the Series F1 and F2 convertible units could still purchase up to an additional $75 million of GulfTerra common units. Assuming that GulfTerra had received a conversion notice from the holder on December 31, 2003 for the remaining amount of securities and using a conversion price of $40.38 per common unit at that date as

ENTERPRISE PRODUCTS PARTNERS L.P.

NOTES TO UNAUDITED PRO FORMA CONDENSED

CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

calculated under the terms of the Series F security, an additional 1,857,355 GulfTerra common units would be issuable. For purposes of calculating diluted earnings per unit, we have assumed that the proceeds from this assumed conversion would be reinvested by GulfTerra using the treasury stock method, which results in the repurchase of 1,765,537 GulfTerra common units; therefore, a net dilution of 91,818 GulfTerra common units would occur. If these common units are assumed outstanding when the Enterprise exchange takes place (see Note (f)), this would result in an additional 166,191 Enterprise common units being issued, which would not have a material impact on our pro forma financial position, goodwill or diluted earnings per unit.

Any Series F convertible units outstanding at the merger date of Enterprise and GulfTerra will be converted into rights to receive Enterprise common units, subject to the restrictions governing the Series F units. The number of Enterprise common units and the price per unit at conversion will be adjusted based on the 1.81 exchange ratio discussed in Note (f).

(f)	Under Step Two of the proposed merger, Enterprise will purchase 2,876,620 GulfTerra common units and 10,937,500 GulfTerra Series C units from El Paso Corporation for $500 million in cash. For purposes of this pro forma presentation, we have assumed that this purchase will be financed by entering into a short-term $500 million, variable interest rate acquisition term loan, which Enterprise plans to refinance using long-term debt and proceeds from equity offerings after the proposed merger is completed. In addition, these pro forma adjustments reflect the $2.4 billion estimated value of Enterprise’s common units issued in an exchange for the estimated remaining 57,790,447 GulfTerra common units, the fair value of which is assigned to Enterprise’s partners in accordance with their pro forma ownership interest percentages after the exchange is completed. Collectively, these pro forma adjustments reflect the following:

(1)	Enterprise’s receipt of $500 million in cash from borrowings and subsequent use of these funds to purchase GulfTerra common units and Series C units owned by El Paso Corporation. Enterprise’s purchase of the GulfTerra common units will be recorded as a component of goodwill (see Note (j)).

(2)	The assignment among Enterprise’s partners’ equity accounts of the estimated $2.4 billion in estimated consideration issued to GulfTerra unitholders in connection with the exchange of common units. The offset to this consideration will be recorded as a component of goodwill (see Note (j)).

(3)	The elimination of GulfTerra’s common and Series C partner’s capital accounts in consolidation with Enterprise.

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CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Enterprise will exchange 1.81 of its common units for each GulfTerra common unit remaining after Enterprise’s purchase of 2,876,620 common units owned by El Paso Corporation. Enterprise currently estimates that the number of its common units to be issued in the exchange is 104,600,709 calculated as follows:

GulfTerra units outstanding at December 31, 2003:
Common units	58,404,649
Series C units	10,937,500

Total historical units outstanding at December 31, 2003	69,342,149
Pro forma adjustments to GulfTerra historical units outstanding:
Enterprise purchase of Series C units from El Paso Corporation in connection with Step Two of the proposed merger	(10,937,500)
Enterprise purchase of common units from El Paso Corporation in connection with Step Two of the proposed merger	(2,876,620)
Issuance of common units for unit options (see Note (d) )	1,116,000
Series F1 convertible units converted to common units (see Note (e))	1,146,418

Pro forma GulfTerra common units subject to Step Two exchange offer by Enterprise	57,790,447
Exchange ratio (1.81 Enterprise common units for each GulfTerra common unit)	1.81

Pro forma Enterprise common units to be issued to GulfTerra common unitholders in connection with merger	104,600,709

Average closing price of Enterprise common units	$23.39

Pro forma value of Enterprise common units issued as consideration to complete Step Two of proposed merger (dollars in millions)	$2,446.6

In accordance with purchase accounting rules, the pro forma $2.4 billion value of Enterprise’s common units issued in the exchange is based on the average closing price of Enterprise’s common units immediately prior to and after the proposed merger was announced on December 15, 2003.

The following table shows the closing prices of Enterprise’s common units within two trading days prior to and after the proposed merger being announced.

December 11, 2003	$23.10
December 12, 2003	22.80
December 16, 2003	23.85
December 17, 2003	23.80

Average closing price of Enterprise common units immediately prior to and after the proposed merger was announced on December 15, 2003	$23.39

(g)	Reflects the pro forma adjustment to number of Enterprise common units outstanding (as used in the calculation of basic and diluted earnings per unit) resulting from the issuance of Enterprise common units in the exchange with GulfTerra’s common unitholders described in Note (f). For the year ended December 31, 2003, the pro forma effect of these new common units on the number of Enterprise units outstanding was an increase of 104,600,709 common units.

(h)	In connection with Step Two of the proposed merger, El Paso Corporation will exchange its remaining 50% membership interest in GulfTerra’s general partner (its membership interest remaining after Step One was completed on December 15, 2003) for a 9.9% membership interest in Enterprise’s general partner and $370 million in cash from Enterprise’s general partner. Subsequently, Enterprise’s general

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CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

partner will contribute its 50% membership interest in GulfTerra’s general partner to Enterprise. A preliminary fair value estimate of the El Paso Corporation 50% membership interest in GulfTerra’s general partner ultimately contributed to Enterprise is $461.3 million. The pro forma balance sheet entries reflect the contribution of this 50% membership interest to Enterprise, the fair value of which is assigned to Enterprise’s partners in accordance with their respective ownership percentages. The offset to this contribution amount is recorded as a component of goodwill (see Note (j)).

(i)	Reflects the pro forma balance sheet adjustments necessary for the consolidation of GulfTerra’s general partner with Enterprise’s financial information as a result of the contribution described in Note (h). The pro forma entries reflect the reclassification of Enterprise’s $425 million investment in GulfTerra’s general partner recorded in Step One (see Note (c)) to goodwill and the elimination of GulfTerra’s general partner’s account in consolidation. Enterprise’s pro forma statement of consolidated operations reflects the replacement of equity earnings recorded under Step One with consolidated earnings for GulfTerra as if Step Two had occurred on January 1, 2003. This adjustment required the removal of $34.7 million of pro forma equity income we would have recorded from GulfTerra’s general partner in connection with Step One for the year ended December 31, 2003 (see Note (b)).

(j)	Reflects the pro forma balance sheet adjustment to record goodwill attributable to the proposed merger. The estimated value of consideration to be paid or granted by Enterprise to consummate Step One and Step Two of the proposed merger is approximately $3.8 billion. Step Two of the proposed merger will be accounted for under the purchase method, and GulfTerra will become a wholly owned consolidated subsidiary of Enterprise. As a result of using purchase accounting in Step Two, we are required to assign fair values to the assets and liabilities of GulfTerra in consolidation.

With the exception of long-term debt, a preliminary analysis indicates that the carrying value of GulfTerra’s assets and other liabilities at December 31, 2003 approximates fair value. Using market pricing information at April 19, 2004, the fair value of GulfTerra’s debt was approximately $118.2 million higher than its carrying value at December 31, 2003. GulfTerra has completed a number of business acquisitions and invested significant capital expenditures in the last five years resulting in asset growth of approximately $2.7 billion since 1999 to a total asset value of $3.3 billion at December 31, 2003. In accordance with generally accepted accounting principles, many of these transactions (including $1.2 billion in business acquisitions completed during 2002 and 2001) were recorded at fair value or recent historical cost amounts. As a result, we have preliminarily assumed that the amount of excess cost attributable to tangible or identifiable intangible assets would be minimal (subject to adjustment pending of completion of third-party valuation noted below).

Accordingly, the $2.6 billion difference between the value of Enterprise’s estimated consideration given to consummate the proposed merger and the fair value of GulfTerra’s pro forma net assets has been assigned to goodwill. The estimated goodwill amount represents the value that management has attached to future cash flows from the GulfTerra operations and the strategic location of such assets and their connections. GulfTerra is one of the biggest natural gas gatherers, based on miles of pipelines, in the prolific natural gas supply regions offshore in the Gulf of Mexico and onshore in Texas and in the San Juan Basin, which covers a significant portion of the four contiguous corners of Arizona, Colorado, New Mexico and Utah. These regions, especially the deepwater regions of the Gulf of Mexico, one of the United States’ fastest growing oil and natural gas producing regions. offer GulfTerra significant growth potential through the acquisition and construction of pipelines, platforms, processing and storage facilities and other energy infrastructure.

Upon completion of the proposed merger with GulfTerra or shortly thereafter, Enterprise will obtain a third-party valuation of GulfTerra’s assets and liabilities in order to develop a definitive allocation of the purchase price. As a result, the final purchase price allocation may result in some amounts being assigned to tangible or amortizable intangible assets apart from goodwill. To the extent that any amount is assigned to a tangible or amortizable intangible asset, this amount may ultimately be depreciated or amortized (as appropriate) to earnings over the expected period of benefit of the asset. To the extent that any amount remains as goodwill, this amount would not be subject to depreciation or amortization, but

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CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

would be subject to periodic impairment testing and if necessary, written down to fair value should circumstances warrant.

The following table shows our preliminary calculation of the estimated pro forma goodwill amount (dollars in millions):

		Pro Forma
		Reference

Cash payments made to El Paso Corporation in Steps One and Two	$925.0	Notes (c),(f)
Value of 50% interest in GulfTerra GP exchanged by El Paso Corporation with Enterprise’s general partner who subsequently contributed it to Enterprise	461.3
Issuance of 104,600,709 common units	2,446.6	Note (h)
Note receivable from El Paso Corporation	(40.3)	Note (f)
Transaction and other costs	31.6	Note (m)

Total purchase price	3,824.2	Note (l)
Estimated fair value of GulfTerra pro forma net assets at December 31, 2003	1,214.6

Excess of purchase price over net assets of GulfTerra preliminarily assigned to goodwill	$2,609.6

The estimated fair value of GulfTerra net assets at December 31, 2003 reflects historical amounts plus $36.1 million in net proceeds from the assumed exercise of unit options (see Note (d)) and $44.1 million from the conversion of Series F units (see Note (e)). In addition, GulfTerra’s historical net asset amount has been adjusted for the $118.2 million increase in the fair value of debt discussed previously.

Enterprise’s pro forma statement of consolidated operations for 2003 reflects a $13.0 million reduction in interest expense attributable to amortization of the $118.2 million pro forma excess of fair value over carrying value of GulfTerra’s debt at December 31, 2003 (i.e., the “fair value premium”). For pro forma presentation purposes, we have amortized the fair value premium associated with each GulfTerra debt instrument assumed over the remaining term of the instrument using the effective interest method. If market rates underlying the fair value of each debt instrument were to increase or decrease 1/8%, the pro forma reduction in interest expense would be $12.1 million or $14.0 million, respectively.

For an analysis of the sensitivity of pro forma earnings to potential reclassifications of this preliminary goodwill amount to tangible or intangible assets, please read our discussion titled “Pro Forma Sensitivity Analysis — Sensitivity to fair value estimates” beginning on page F-17.

(k)	Reflects the pro forma adjustment to interest expense attributable to Enterprise’s $500 million in borrowings to consummate the purchase of GulfTerra units from El Paso Corporation as described in Note (f). The pro forma increase in interest expense is $8.5 million for the year ended December 31, 2003 and is based on the weighted-average 1.7% variable interest rate Enterprise is currently paying on borrowings under the Interim Term Loan and its existing revolving credit facilities. For an analysis of sensitivity of pro forma interest expense to Enterprise’s variable interest rates, please read the discussion titled “Pro Forma Sensitivity Analysis — Sensitivity to variable interest rates” on page F-17. For an analysis of sensitivity of pro forma interest expense to Enterprise’s long-term financing options, please read the discussion titled “Pro Forma Sensitivity Analysis — Sensitivity to long-term financing options” on page F-17.

(l)	As a result of completing Step Two, Enterprise will incur an estimated $31.6 million of various transaction fees and costs. In accordance with purchase accounting rules, those costs considered direct costs of the acquisition are a component of the total purchase price. These costs include fees for legal, accounting, printing, financial advisory and other services rendered by third-parties to Enterprise over the course of the transaction and anticipated involuntary severance costs. Our pro forma balance sheet

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CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

assumes that this expenditure is made from cash on hand. The offset to this amount is recorded as a component of goodwill (see Note (j)).

(m)	Reflects the present value of a note receivable from El Paso Corporation received as part of the negotiated net consideration reached in Step Two. The agreements between Enterprise and El Paso Corporation provide that for a period of three years following the closing of the proposed merger, El Paso Corporation will make transition support payments to Enterprise in annual amounts of $18 million, $15 million and $12 million for the first, second and third years of such period, respectively, payable in twelve equal monthly installments for each such year. The $45 million note receivable related to the El Paso Corporation transition support payments has been discounted to fair value and recorded as a reduction in the purchase price for GulfTerra. Of the $40.3 million estimated present value, $17.2 million of this amount has been classified on the pro forma December 31, 2003 balance sheet as a current asset with the remainder recorded as a component of other assets. The offset to this amount is recorded as a reduction of goodwill (see Note (j)).

Our pro forma statement of consolidated operations reflects $0.8 million of interest income that would have been recognized from this note during 2003 using the imputed interest method.

(n)	Reflects the pro forma elimination of material revenues and expenses between Enterprise and GulfTerra as appropriate in consolidation.

(o)	Reflects pro forma classification adjustments necessary to conform GulfTerra’s historical condensed financial statements with Enterprise’s method of presentation. The reclassifications were as follows:

•	GulfTerra’s general and administrative costs were reclassified to a separate line item within operating expenses to conform to Enterprise’s method of presentation.

•	GulfTerra’s operating income increased as a result of reclassifying its $11.4 million in equity earnings from unconsolidated affiliates to a separate component of operating income to conform with Enterprise’s presentation of such earnings. Enterprise’s equity investments with industry partners are a vital component of its business strategy. They are a means by which Enterprise conducts its operations to align its interests with those of its customers, which may be a supplier of raw materials or a consumer of finished products. This method of operation also enables Enterprise to achieve favorable economies of scale relative to the level of investment and business risk assumed versus what Enterprise could accomplish on a stand-alone basis. Many of these equity investments perform supporting or complementary roles to Enterprise’s other business operations. Based on information provided to Enterprise by GulfTerra, GulfTerra’s relationship with its equity investees is the same.

•	Enterprise grouped the income allocations to GulfTerra’s Series B unitholders, common unitholders and Series C unitholders under one category termed “Limited Partners” to conform to the Enterprise format.

GulfTerra’s balance sheet line item descriptions are similar to Enterprise’s balance sheet presentation. In general, the only change to GulfTerra’s historical balance sheet was to conform the terminology and order of items between the two similar formats.

Step Three Adjustments of Proposed Merger:

(p)	Immediately after Step Two is completed, Enterprise will purchase the South Texas Midstream Assets from El Paso Corporation for $150 million plus the value of then outstanding inventory. For purposes of pro forma presentation, we have assumed that this purchase will be initially financed using a short-term, variable-rate acquisition term loan, which Enterprise plans to refinance using long-term debt and proceeds from equity offerings after the proposed merger is completed. This pro forma balance sheet adjustment reflects Enterprise’s receipt of $165 million in cash from borrowings and subsequent use of these funds to purchase the South Texas Midstream Assets from El Paso Corporation.

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CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(q)	Reflects the pro forma adjustment to interest expense attributable to Enterprise’s $165 million in borrowings to consummate the purchase of the South Texas Midstream Assets from El Paso Corporation as described in Note (p). The pro forma increase in interest expense is $2.8 million for the year ended December 31, 2003 and is based on the weighted-average 1.7% variable interest rate Enterprise is currently paying on borrowings under the Interim Term Loan and its existing revolving credit facilities. For an analysis of sensitivity of pro forma interest expense to Enterprise’s variable interest rates, please read the discussion titled “Pro Forma Sensitivity Analysis — Sensitivity to variable interest rates” on page F-17. For an analysis of sensitivity of pro forma interest expense to Enterprise’s long-term financing options, please read the discussion titled “Pro Forma Sensitivity Analysis — Sensitivity to long-term financing options” on page F-17.

(r)	Enterprise’s purchase of the South Texas Midstream Assets will be recorded using purchase accounting. As a result, Enterprise will record the assets it acquires and any liabilities it may assume at fair value, which is preliminarily estimated at approximately $150 million plus $15.0 million assumed value of inventory. There may be amounts allocated to tangible assets or goodwill. Under the purchase and sale agreement with El Paso Corporation for the South Texas Midstream Assets, certain assets and liabilities of this business will be retained by El Paso Corporation. The pro forma balance sheet adjustments record the estimated fair value of assets acquired and liabilities assumed by Enterprise and remove those retained by El Paso Corporation. In addition, these pro forma adjustments reflect the elimination of stockholder’s equity in the South Texas Midstream Assets in consolidation with Enterprise’s accounts. The South Texas Midstream Assets will be wholly-owned by Enterprise after Step Three is completed.

(s)	Reflects the pro forma elimination of material revenues and expenses between Enterprise, GulfTerra and the South Texas Midstream Assets as appropriate in consolidation.

(t)	Reflects the pro forma adjustment to depreciation expense for the South Texas Midstream Assets acquisition. For purposes of calculating pro forma depreciation expense, we applied the straight-line method using an estimated remaining useful life of these assets of 25 years to our preliminary new basis of approximately $150 million. After adjusting for historical depreciation recorded on these assets, pro forma depreciation expense decreased $6.0 million for the year ended December 31, 2003.

(u)	In accordance with the purchase and sale agreement between Enterprise and El Paso Corporation for the South Texas Midstream Assets, El Paso Corporation will retain all working capital items of the South Texas Midstream Assets except for inventory. As a result, our pro forma adjustments remove $184.2 million of current assets and $193.9 million of current liabilities, with a $9.7 million offset to owner’s net investment. In addition, the purchase and sale agreement states that El Paso Corporation will retain a number of NGL marketing-related contracts. Enterprise’s pro forma statement of operations includes adjustments to remove $431.9 million of revenues and $427.2 million of operating costs and expenses associated with these retained contracts.

(v)	Reflects pro forma classification adjustments necessary to conform the South Texas Midstream Assets’ historical combined financial statements with Enterprise’s method of presentation. First, the South Texas Midstream Assets’ general and administrative costs were reclassified to a separate line item within operating expenses to conform to Enterprise’s method of presentation. Second, the South Texas Midstream Assets’ balance sheet line item descriptions are similar to Enterprise’s balance sheet presentation. In general, the only change to the South Texas Midstream Assets’ historical combined balance sheet was to conform the terminology and order of items between the two similar formats.

Other Adjustments:

(w)	Reflects the sale of 12,500,000 Enterprise common units at an estimated offering price of $21.56 per unit in April 2004. Estimated total net proceeds from this sale are approximately $262.0 million after deducting applicable underwriting discounts, commissions and offering expenses of $12.9 million.

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CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Included in the estimated total net proceeds of $262.0 million is a net capital contribution made by the general partner of Enterprise of $5.1 million to maintain its 2% general partner interest in Enterprise, after deducting the general partner’s share of the underwriting discounts, commissions and offering expenses. The net proceeds from this equity offering, including Enterprise’s general partner’s net capital contribution, will be used to repay Enterprise’s $225 million Interim Term Loan and to temporarily reduce borrowings under Enterprise’s 364-day revolving credit facility by $37.0 million.

As a result of this use of proceeds, pro forma interest expense will decrease by $4.5 million for the year ended December 31, 2003. However, Enterprise’s pro forma adjustment also removes $1.0 million of prepaid debt issuance costs attributable to the Interim Term Loan, which is recorded as an increase in interest expense and a decrease in other current assets. Taking into account these two offsets, pro forma interest expense will decrease a net $3.5 million for the year ended December 31, 2003. The removal of the debt issuance costs is due to repayment of the Interim Term Loan.

For an analysis of sensitivity of pro forma interest expense to Enterprise’s variable interest rates, please read the discussion titled “Pro Forma Sensitivity Analysis — Sensitivity to variable interest rates” on page F-17.

PRO FORMA SENSITIVITY ANALYSIS

      Sensitivity to variable interest rates. Certain of the pro forma adjustments to interest expense are based on Enterprise’s current weighted-average variable interest rates. The table below shows the sensitivity of these pro forma adjustments to interest expense to a  1/8% increase in the variable interest rates used to derive the pro forma adjustments for the year ended December 31, 2003 (dollars in millions):

			Hypothetical
	Pro Forma		(Increase) /Decrease
	(Increase)/Decrease	Pro Forma	in Pro Forma
	in Interest Expense	Adjustment	Interest Expense
	Attributable to	if Variable	Due to
	Variable	Interest Rates	Higher
Pro Forma Note	Interest Rates	are 1/8% Higher	Interest Rates

	(A)	(B)	(B-A)

Note (c)	$(6.9)	$(7.4)	$(0.5)
Note (k)	(8.5)	(9.1)	(0.6)
Note (q)	(2.8)	(3.0)	(0.2)
Note (w)	4.5	4.8	0.3

Totals	$(13.7)	$(14.7)	$(1.0)

      Sensitivity to fair value estimates. Certain of the pro forma adjustments incorporate our preliminary estimates of the fair value of investments or businesses that we are acquiring. Early indications are that the excess of our purchase price over the preliminary fair values (“excess cost”) may be assigned to non-amortizable other intangible assets or goodwill as opposed to depreciable fixed assets or amortizable intangible assets. Upon completion of the proposed merger or shortly thereafter, Enterprise will obtain a third-party valuation of GulfTerra’s assets and liabilities in order to develop a definitive allocation of the purchase price. As result, the final purchase price allocation may result in some amounts being assigned to tangible or amortizable intangible assets apart from goodwill. To the extent that any amount is assigned to a tangible or amortizable intangible asset, this amount may ultimately be depreciated or amortized (as appropriate) to earnings over the expected period of benefit to the asset. To the extent that any amount remains as goodwill, this amount would not be subject to depreciation or amortization, but would be subject to periodic impairment testing and if necessary, written down to a lower fair value should circumstances warrant.

      The table below shows the potential increase in pro forma depreciation or amortization expense if certain amounts of the $2.6 billion of goodwill identified in Note (j) were ultimately assigned to fixed or amortizable intangible assets. For purposes of calculating this sensitivity, we have applied the straight-line method of cost allocation (i.e., depreciation or amortization) over an estimated useful life of 20 years to various fair values. The decrease in basic earnings per unit is predicated on the $0.75 basic earnings per unit determined using the $274.9 million final adjusted pro forma net income amount after Step Three of the proposed merger and this proposed equity offering. The resulting pro forma adjustments for the year ended December 31, 2003 are as follows (dollars in millions, unless indicated otherwise):

	Decrease in
Amount Allocated to Tangible	Income from	Decrease in
or Intangible Assets out of Goodwill	Continuing	Basic Earnings
Preliminarily Assigned in Note (j)	Operations	Per Unit

$521.8 million or 20% of preliminary goodwill	$26.1	$0.08
$1.0 billion or 40% of preliminary goodwill	52.2	0.16
$1.5 billion or 60% of preliminary goodwill	78.3	0.24
$2.0 billion or 80% of preliminary goodwill	104.4	0.32
$2.5 billion or 100% of preliminary goodwill	130.5	0.40

      Sensitivity to long-term financing options. In connection with Step Two and Step Three of the proposed merger, Enterprise plans to initially finance the $665 million in total cash consideration paid to El Paso through acquisition term loans (i.e., using “bridge” financing). Enterprise plans to refinance these acquisition term loans using a mix of debt and equity offerings in the future. The table below shows the sensitivity of the pro forma adjustments to interest expense for the $500 million borrowed in Step Two (Note k)) and the $165 million borrowed in Step Three (Note (q)) to different long-term financing assumptions.

					Adjusted Annual
					Pro Forma
				Cumulative	Interest Expense
		Long-Term		Annual	Assuming	Increase/
	Amounts	Financing		Pro Forma	Long-Term	(Decrease) in
	Borrowed Under	Assumptions		Interest Expense	Financing	Annual
Long-Term	Acquisition			Presented in	Arrangements	Pro Forma
Debt to Equity Mix	Term Loans	Debt	Equity	Statement	Completed	Interest Expense

	(Notes (k), (q))			(Notes (k), (q))
40% debt to 60% equity	$665.0	$266.0	$399.0	$11.3	$16.0	$4.7
45% debt to 55% equity	665.0	299.3	365.7	11.3	18.0	6.7
50% debt to 50% equity	665.0	332.5	332.5	11.3	20.0	8.7
55% debt to 50% equity	665.0	365.8	299.2	11.3	21.9	10.6
60% debt to 40% equity	665.0	399.0	266.0	11.3	23.9	12.6

(1)	For pro forma presentation purposes, we estimated a long-term interest rate of approximately 6.0%, based on 10-year notes assumed issued during the third quarter of 2004.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENTERPRISE PRODUCTS PARTNERS L.P. (Registrant) By: Enterprise Products GP, LLC, as general partner
By:	/s/ Michael J. Knesek
Michael J. Knesek
Vice President, Controller and Principal Accounting Officer

Date: April 26, 2003

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